Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

PRIME OUTLETS ACQUISITION COMPANY, LLC

and

PRIME RETAIL, INC.

Dated as of July 8, 2003

i

TABLE OF DEFINED TERMS

“Allocation Modification”	Section 7.3
“Agreement”	Preamble
“Amendment and Restatement of Company Operating Partnership Agreement”	Section 5.16
“Amendment No. 1”	Section 3.2
“Amendment No. 2”	Section 3.2
“Articles of Merger”	Section 1.1(b)
“Buyer”	Preamble
“Buyer Certificate of Formation”	Section 4.1
“Buyer Disclosure Schedule”	Article IV
“Buyer Expenses”	Section 7.2(b)
“Buyer Operating Agreement”	Section 4.1
“Certificate of Merger”	Section 1.1(b)
“Certificates”	Section 1.3(b)
“Claim”	Section 5.13(b)
“Closing”	Section 1.9
“Closing Date”	Section 1.9
“Common Stock Merger Consideration”	Section 1.2(a)(i)
“Company”	Preamble
“Company Balance Sheet”	Section 3.7(c)
“Company Benefit Plan”	Section 3.10(a)
“Company Board”	Section 3.4
“Company By-laws”	Section 3.2
“Company Charter Amendment”	Section 5.18
“Company Charter”	Section 3.2
“Company Common Stock”	Recitals
“Company Common Unit”	Section 3.3(e)
“Company Convertible Preferred Unit”	Section 3.3(e)
“Company Disclosure Document”	Section 3.8(a)
“Company Disclosure Schedule”	Article III
“Company Economic Losses”	Section 8.3
“Company Environmental Reports/Permits”	Section 3.15
“Company Excess Stock”	Section 3.3(a)
“Company Excess Common Stock”	Section 3.3(d)
“Company Excess Series A Preferred Stock”	Section 3.3(d)
“Company Excess Series B Preferred Stock”	Section 3.3(d)
“Company Excess Preferred Stock”	Section 3.3(d)
“Company Form 10-K”	Section 3.2
“Company Leases”	Section 3.19(b)
“Company Leased Property”	Section 3.18(a)(ii)
“Company Material Contract”	Section 3.13(b)
“Company Operating Partnership Agreement”	Section 3.2
“Company OP Units”	Section 3.3(e)
“Company Owned Property”	Section 3.18(a)(i)
“Company Permits”	Section 3.6

“Company Preferred Stock”	Section 3.3(a)
“Company Preferred Unit”	Section 3.3(e)
“Company Real Property”	Section 3.18(a)(ii)
“Company Real Property Encumbrances”	Section 3.18
“Company Recommendation”	Section 5.7(c)
“Company Representatives”	Section 5.6(a)
“Company SEC Filings”	Section 3.7(a)
“Company Series A Preferred Stock”	Recitals
“Company Series B Preferred Stock”	Recitals
“Company Series C Preferred Stock”	Section 3.3(c)
“Company Series C Preferred Unit”	Section 3.3(e)
“Company Stock”	Recitals
“Company Stockholder Approval”	Section 3.22
“Company Stockholder Approval Date”	Section 8.3
“Company Stockholders’ Meeting”	Section 5.5
“Company Subsidiary”	Section 3.1
“Company Title Insurance Policies”	Section 3.18(b)
“Confidentiality Agreement”	Section 5.6(b)
“D&O Insurance”	Section 5.14(d)
“Delaware Secretary of State”	Section 1.1(b)
“Deposit”	Section 1.10
“Deposit Escrow Agent”	Section 1.10
“Deposit Escrow Agreement”	Section 1.10
“Disclosed Title Matters”	Section 3.18
“Dissenting Shares”	Section 1.10
“Effective Time”	Section 1.1(b)
“Escrow Agent”	Section 7.2(g)
“Exchange Fund”	Section 1.3(c)
“Exercise Date”	Section 1.10
“Foreign Plans”	Section 3.10(g)
“Indebtedness”	Section 3.13(a)(iv)
“Indemnified Parties”	Section 5.13(b)
“Lightstone”	Section 8.13
“LLC Act”	Recitals
“Maryland Department”	Section 1.1(b)
“Maryland Law”	Section 5.13(b)
“Material Intellectual Property”	Section 3.16
“Merger”	Recitals
“Merger Consideration”	Section 1.2(a)
“MGCL”	Recitals
“Multiemployer Plan”	Section 3.10(d)
“Option Cancellation Expense”	Section 1.7(b)
“Outside Date”	Section 7.1(b)
“Paying Agent”	Section 1.3(a)
“Pending Transaction Agreement”	Section 3.13(a)(viii)
“Property Restrictions”	Section 3.18

v

“Proxy Statement”	Section 5.4(a)
“Regulatory Conditions”	Section 7.1(b)
“Side Letter to Cinema Reserve Agreement”	Section 7.2(g)
“Special Committee Financial Advisor”	Section 3.21
“Surviving Entity”	Section 1.1(a)
“Taxpayer”	Section 3.17(a)
“Tenant Rent Roll”	Section 3.19(a)
“Termination Fee”	Section 7.2(e)
“Total Transaction Consideration”	Section 8.3
“Transactions”	Recitals
“Triggered Loans”	Section 3.5(a)
“Warrant Cancellation Expense”	Section 1.7(b)
“Warrants”	Section 1.7(b)

LIST OF EXHIBITS

Exhibit A	List of Persons Executing Voting Agreements
Exhibit B	Form of Deposit Escrow Agreement
Exhibit C	Form of Amendment and Restatement of Company Operating Partnership Agreement
Exhibit D	Company Charter Amendment
Exhibit E-1	Form of Tax Opinion
Exhibit E-2	Form of Corporate Legal Opinion
Exhibit F	Side Letter to Cinema Reserve Agreement
Exhibit G	Terms of Bridge JV Financing

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 8, 2003 (this “Agreement”), by and between Prime Retail, Inc., a Maryland corporation (the “Company”), and Prime Outlets Acquisition Company, LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company and the managers of Buyer have each approved this Agreement and the merger of the Company with and into Buyer (with Buyer being the surviving entity) (the “Merger”), upon the terms and subject to the conditions set forth herein, and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “LLC Act”), whereby (i) each issued and outstanding share of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), (ii) each issued and outstanding share of 10.5% Series A senior cumulative preferred stock, par value $.01 per share, of the Company (the “Company Series A Preferred Stock”), and (iii) each issued and outstanding share of 8.5% Series B cumulative participating convertible preferred stock, par value $.01 per share, of the Company (the “Company Series B Preferred Stock” and, collectively with the Company Common Stock and the Company Series A Preferred Stock, the “Company Stock”) (in each case other than shares owned directly or indirectly by Buyer, any subsidiary of Buyer or by the Company or any wholly-owned Company Subsidiary immediately prior to the Effective Time (as defined in Section 1.1(b) hereof) and other than Dissenting Shares (as defined in Section 1.8 hereof)), will be converted into the right to receive cash payable to the holder thereof, without interest;

WHEREAS, in connection with the Merger, the Amendment and Restatement of the Company Operating Partnership Agreement will be effected (the Merger, together with the other transactions contemplated by this Agreement, being referred to collectively as the “Transactions”); and

WHEREAS, concurrently with the execution hereof, certain holders of Company Stock and Company OP Units listed on Exhibit A hereto are entering into voting agreements with Buyer.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

Section 1.1                                   The Merger.

(a)                                  Upon the terms and subject to the conditions of this Agreement, and in accordance with the LLC Act and the MGCL, at the Effective Time, the Company shall be merged with and into Buyer, whereupon the separate existence of the Company shall cease, and Buyer shall continue as the surviving entity (sometimes referred to herein as the “Surviving Entity”) and shall continue to be governed by the laws of the State of Delaware and shall continue under the name “Prime Outlets Acquisition Company, LLC.”  The Merger shall have the effects specified in the LLC Act and the MGCL.

(b)                                 Concurrently with the Closing (as defined in Section 1.9 hereof) the Company and Buyer will cause (i) a certificate of merger or consolidation (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) pursuant to the LLC Act and (ii) articles of merger (the “Articles of Merger”) with respect to the Merger to be executed and filed with the State Department of Assessment and Taxation of Maryland (the “Maryland Department”) pursuant to the MGCL.  The Merger shall become effective on the date and time at which the Certificate of Merger and the Articles of Merger have been duly filed with the Delaware Secretary of State and the Maryland Department, respectively, or at such later date and time as is agreed between the parties and specified in the Certificate of Merger and the Articles of Merger, and such date and time is hereinafter referred to as the “Effective Time.”

(c)                                  From and after the Effective Time, the Surviving Entity shall possess all the rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Buyer.

Section 1.2                                   Effect on Shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock.  At the Effective Time:

(a)                                  Conversion of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock.  Except as otherwise provided herein, each share of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.2(b) hereof and Dissenting Shares) shall be converted into the following (collectively, the “Merger Consideration”):

(i)                                     for each share of Company Common Stock, the right to receive in cash an amount equal to $0.18 per share (“Common Stock Merger Consideration”);

(ii)                                  for each share of Company Series A Preferred Stock, the right to receive in cash an amount equal to $16.25 per share; and

(iii)                               for each share of Company Series B Preferred Stock, the right to receive in cash an amount equal to $8.66 per share.

provided, however that the aggregate amount of Common Stock Merger Consideration (and the corresponding amount of Common Stock Merger Consideration per share) shall be reduced by the aggregate amount of Option Cancellation Expense and Warrant Cancellation Expense determined pursuant to Section 1.7 hereof if, and only to the extent that, the Total Transaction Consideration would otherwise exceed $115,000,000.

(b)                                 Cancellation of Shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock.  Each share of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock held by the Company or any wholly-owned Company Subsidiary or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto.  All shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock to be converted into the right to receive Merger Consideration pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate representing prior to the Effective Time any such shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive the Merger Consideration.

(c)                                  The parties understand and agree that the per share amounts set forth in Section 1.2(a) have been calculated based upon the accuracy of the representation and warranty set forth in Section 3.3 and that, in the event the number of outstanding shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Common Stock or Company Common Units exceed the amounts specifically set forth in Section 3.3 (including, without limitation, as a result of any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into stock or stock equivalent of the Company or the Company Operating Partnership, recapitalization, or other like change occurring after the date of this Agreement), the per share amounts shall be appropriately adjusted downward.

Section 1.3                                   Payment for Shares.

(a)                                  At or prior to the Effective Time, Buyer shall designate a bank, trust company or other Person (which Person shall be reasonably acceptable to the Company) to act as paying agent (the “Paying Agent”).  At the Effective Time, Buyer shall deposit, or cause to be deposited with, the Paying Agent amounts in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of Merger Consideration to holders of shares of Company Stock that were outstanding immediately prior to the Effective Time.

(b)                                 As of or promptly after the Effective Time, the Surviving Entity shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Stock (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in the form and have such other provisions as Buyer and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates which, immediately prior to the Effective Time, represented any of such shares of Company Stock, in exchange for payment therefor (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery).  Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) and the Certificate so surrendered shall be forthwith cancelled.  The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(c)                                  Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 1.3 (the “Exchange Fund”) which remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to Buyer, upon demand, and any holders of shares of Company Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look only to Buyer and only as general creditors thereof for payment of their claim for cash representing unclaimed Merger Consideration associated with such holders’ Certificates.

(d)                                 None of Buyer, the Company or the Paying Agent shall be liable to any Person in respect of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificates shall not have been surrendered prior to twelve months after the Effective Time (or immediately prior to such earlier date on which any cash in respect of which such Certificate would otherwise escheat to or become the property of any Governmental Entity), any cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

(e)                                  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Buyer on a daily basis.  Any interest and other income resulting from such investments shall be paid to Buyer.

Section 1.4                                   Transfer Taxes; Withholding Taxes.  All sales, use, property and other transfer Taxes payable as a result of the transactions contemplated by this Agreement shall be paid by Buyer.  Buyer or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as Buyer or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Buyer or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.5                                   No Further Ownership Rights in Shares of Company Stock.  The Merger Consideration delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the shares of Company Stock previously represented by such Certificate.

Section 1.6                                   Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock shall thereafter be made.  Subject to the last sentence of Section 1.3(d) hereof, if after the Effective Time Certificates are presented to the Surviving Entity, they shall be cancelled and exchanged as provided in this Article I.

Section 1.7                                   Stock Options.

(a)                                  At the Effective Time, all outstanding options which have vested (or vest as a result of the Merger) granted pursuant to the Company Stock Option Plans shall be cancelled and each holder of a cancelled option shall be entitled to receive, in consideration for the cancellation of such option, an amount in cash equal to the product of (x) the number of shares of Company Common Stock previously subject to such option and (y) the excess, if any, of Common Stock Merger Consideration over the exercise price per share of Company Common Stock previously subject to such option (such product is herein referred to as the “Option Cancellation Expense”).  At the Effective Time, all outstanding options which have not vested (or do not vest as a result of the Merger) granted pursuant to the Company Stock Option Plans shall be cancelled.

(b)                                 At or prior to the Effective Time, the Company shall use its reasonable efforts to cause the cancellation of each of the warrants (the “Warrants”) listed on Section 1.7 of the Company Disclosure Schedule.  At the Effective Time, in the event the Warrants are not cancelled, proper provision shall be made for discharging all obligations under all outstanding unexercised Warrants by providing that each holder of a Warrant shall be entitled to receive, in consideration for the exercise of such Warrant, an amount in cash equal to the product of (x) the number of shares of Company Common Stock previously subject to such Warrant and (y) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of Common Stock previously subject to such Warrant (such product is herein referred to as the “Warrant Cancellation Expense”).

Section 1.8                                   Dissenting Shares.  Notwithstanding Section 1.2(b) hereof, shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected appraisal rights under Title 3, Subtitle 2, of the MGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Title 3, Subtitle 2, of the MGCL; provided, however, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his, her or its right to appraisal and payment under the MGCL, such holder’s shares of Company

Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive Merger Consideration as set forth in Section 1.2(a) hereof, and such shares of Company Stock shall no longer be Dissenting Shares.  The Company shall give Buyer prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the MGCL by a holder of Dissenting Shares and received by the Company. The Company and Buyer shall jointly participate in all negotiations and proceedings with respect to demands for appraisal under the MGCL.  The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 1.9                                   Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, which shall be no later than the twentieth Business Day after the satisfaction of the conditions set forth in Article VI hereof, at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, New York, unless another time, date or place is agreed to by the parties hereto (such date, the “Closing Date”).

Section 1.10                            Deposit Escrow Agreement.  On the first (1st) Business Day after the date of this Agreement, Buyer shall deposit Three Million Five Hundred Thousand Dollars ($3,500,000) with LaSalle Bank National Association, as escrow agent (the “Deposit Escrow Agent”), pursuant to an escrow agreement substantially in the form attached hereto as Exhibit B (the “Deposit Escrow Agreement”).  From and after the Company Stockholder Approval Date, the Buyer shall have the option to elect to have the remedy of specific performance as provided in Section 8.16 of this Agreement notwithstanding any actions(s) by the Company from and after the Company Stockholder Approval Date.  The Buyer shall exercise such option, if at all, by providing written notice thereof to the Company which notice shall provide that the liquidated damages payable pursuant to Section 7.2(c) of this Agreement are increased to Eight Million Dollars and by depositing an additional Two Million Dollars with the Deposit Escrow Agent to be held pursuant to the Deposit Escrow Agreement (the date on which the Buyer exercises such option being referred to herein as the “Exercise Date”)  If this Agreement is terminated pursuant to Section 7.1(h), then the funds held under the Deposit Escrow Agreement shall be paid to the Company in partial satisfaction of Buyer’s obligation pursuant to Section 7.2(c).  If this Agreement is terminated for any reason other than a termination pursuant to Section 7.1(h), then such funds shall be paid to the Buyer.

ARTICLE II
THE SURVIVING ENTITY

Section 2.1                                   Certificate of Formation.  Upon and after the Effective Time, the Buyer Certificate of Formation (as defined in Section 4.1 hereof) shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with applicable Law.

Section 2.2                                   Operating Agreement.  The Buyer Operating Agreement (as defined in Section 4.1 hereof) in effect at the Effective Time shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with applicable Law, the terms and conditions of the Buyer Operating Agreement and the Buyer Certificate of Formation.

Section 2.3                                   Managers and Officers.

(a)                                  The managers of the Surviving Entity will be the managers of Buyer immediately prior to the Effective Time and such managers, together with any additional managers as may thereafter be elected shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Buyer Certificate of Formation, the Buyer Operating Agreement and applicable Law.

(b)                                 The officers of the Surviving Entity will be the officers of Buyer immediately prior to the Effective Time, and such officers, together with any additional officers as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Buyer Certificate of Formation and the Buyer Operating Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule delivered by the Company to Buyer prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies exceptions by specific Section references, the Company hereby represents and warrants to Buyer as follows:

Section 3.1                                   Organization and Qualification; Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland.  Each subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly incorporated or organized, as the case may be, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be.  Each of the Company and each Company Subsidiary has, in all material respects, the requisite power and authority and all necessary governmental approvals and licenses to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business it is conducting makes such qualification, licensing or good standing necessary.  Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries.  Except for the stock of, or other equity interest in, the Company Subsidiaries, equity interests in publicly traded companies with an original cost to the Company of less than $50,000 and the other interests set forth in Section 3.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary holds an Equity Interest in any other Person.

Section 3.2                                   Charter and By-laws; Corporate Books and Records.  The copies of the Company’s charter, as amended (the “Company Charter”) and by-laws, as amended (the “Company By-laws”), that are listed or incorporated by reference as exhibits to the Company’s Form 10-K for the year ended December 31, 2002 (the “Company Form 10-K”) are complete and correct copies thereof as in effect on the date hereof.  The copy of the Third Amended and

Restated Agreement of Limited Partnership of Prime Retail, L.P., dated as of October 15, 1998 and effective as of June 15, 1998 (the “Partnership Agreement”), Amendment No. 1 to the Partnership Agreement dated as of September 28, 1999 (“Amendment No. 1”) and Amendment No. 2 to the Partnership Agreement dated as of April 15, 2002 (“Amendment No. 2” and together with the Partnership Agreement and Amendment No. 1, the “Company Operating Partnership Agreement”) that are incorporated by reference as exhibits to the Company Form 10-K are complete and correct copies thereof as in effect on the date hereof.  Except as set forth in Section 3.2 of the Company Disclosure Schedule (i) the Company is not in violation of any of the provisions of the Company Charter or the Company By-laws and (ii) Prime Retail, L.P. (the “Company Operating Partnership”) is not in violation of the Company Operating Partnership Agreement.  True and complete copies of all minute books of the Company have been made available by the Company to Buyer.

Section 3.3                                   Capitalization.

(a)                                  The authorized shares of capital stock of the Company consist of (i) 150,000,000 shares of Company Common Stock, (ii) 24,315,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”), and (iii) 88,500,000 shares of excess stock, par value $.01 per share (“Company Excess Stock”).

(b)                                 As of the date hereof, (A) 43,577,916 shares of Company Common Stock are issued and outstanding, all of which are validly issued and fully paid and nonassessable and free of preemptive rights, (B) no shares of Company Common Stock were held by the Company Subsidiaries, (C) 4,060,313 shares of Company Common Stock are issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date and (D) 1,000,000 shares of the Company Common Stock are issuable (and such number was reserved for issuance) upon exercise of the Warrants.

(c)                                  As of the date hereof, (i) 2,300,000 shares of Company Preferred Stock are designated as Company Series A Preferred Stock, of which 2,300,000 shares are issued and outstanding, all of which were validly issued and fully paid and nonassessable and free of preemptive rights; (ii) 7,828,215 shares of Company Preferred Stock are designated as Company Series B Preferred Stock, of which 7,828,215 shares are issued and outstanding, all of which were validly issued and fully paid and nonassessable and free of preemptive rights; and (iii) 4,528,302 shares of Company Preferred Stock are designated as Series C Cumulative Convertible Redeemable Preferred Stock (the “Company Series C Preferred Stock”), of which no shares are issued and outstanding.

(d)                                 As of the date hereof, 76,342,500 shares of Company Excess Stock are designated Excess Common Stock (the “Company Excess Common Stock”), 1,150,000 shares of Company Excess Stock are designated Excess Series A Preferred Stock (the “Company Excess Series A Preferred Stock”), 3,914,063 shares of Company Excess Stock are designated Excess Series B Preferred Stock (the “Company Excess Series B Preferred Stock”) and 7,093,437 shares of Company Excess Stock are designated Excess Preferred Stock (the “Company Excess Preferred Stock”), and no shares of Company Excess Stock are issued and outstanding.

(e)                                  As of the date hereof, (i) 54,388,828 common units of the Company Operating Partnership (each, a “Company Common Unit”) were duly and validly issued of which 43,577,916 Company Common Units are owned by the Company, (ii) 2,300,000 preferred units of the Company Operating Partnership (each, a “Company Preferred Unit”) were duly and validly issued all of which are owned by the Company, (iii) 7,828,125 convertible preferred units of the Company Operating Partnership (each, a “Company Convertible Preferred Unit” and together with the Company Common Units and the Company Preferred Units, the “Company OP Units”) were duly and validly issued all of which are owned by the Company.  The Company Operating Partnership Agreement has Series C preferred units authorized, none of which are issued and outstanding as of the date hereof (each, a “Company Series C Preferred Unit”).  Section 3.3 of the Company Disclosure Schedule sets forth the name of each holder of Company OP Units and the number of Company Common Units owned by each such holder as of the date of this Agreement.  Except as set forth in this Agreement, the Company Common Units owned by the Company are subject to no restrictions except as set forth in Section 3.3 of the Company Disclosure Schedule and the Company Operating Partnership Agreement.  The Company Operating Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in the Company Operating Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in the Company Operating Partnership, except as set forth in Section 3.3 of the Company Disclosure Schedule.

(f)                                    As of the date hereof, except (i) for Company Options and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule and (ii) Company OP Units or Company Series B Preferred Stock, which may be exchanged or converted, as the case may be, for Company Common Stock in accordance with the Company Operating Partnership Agreement or the Company Charter, as the case may be, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary.  Since December 31, 2002, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3 or Section 3.3 of the Company Disclosure Schedule.  Set forth in Section 3.3(f) of the Company Disclosure Schedule is a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the applicable Company Stock Option Plan, the number of Company Options outstanding at each such price, an indication whether each such Company Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code and the vesting schedule of the Company Options for each officer of the Company.  All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(g)                                 Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any stock of, or other Equity Interests in, the Company or any Company Subsidiary.

(h)                                 Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges, encumbrances and security interests of any nature whatsoever.  Except as set forth on Section 3.3 of the Company Disclosure Schedule,  there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary other than guarantees by the Company or a Company Subsidiary of any indebtedness or other obligations of any wholly-owned Company Subsidiary.

(i)                                     All issued and outstanding shares of Company Stock and all Company OP Units were issued in compliance, in all material respects, with all applicable federal and state Laws concerning the issuance of securities.

Section 3.4                                   Authority.

The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by the Company, subject, with respect to the consummation of the Merger, to receipt of the Company Stockholder Approval (as defined in Section 3.22 hereof) and the acceptance for record of the Articles of Merger by the Maryland Department.  Each Company Subsidiary that is a party to any Ancillary Agreement has all requisite power and authority to enter into such Ancillary Agreement and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement and each Ancillary Agreement by the Company and each applicable Company Subsidiary and the consummation by the Company and each applicable Company Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no other proceedings on the part of the Company and each applicable Company Subsidiary are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby, subject, with respect to the consummation of the Merger, to receipt of the Company Stockholder Approval and the acceptance for record of the Articles of Merger by the Maryland Department.  This Agreement and each Ancillary Agreement has been validly executed and delivered by the Company and each applicable Company Subsidiary and, subject, with respect to the consummation of the Merger, to receipt of the Company Stockholder Approval and the acceptance for record of the Articles of Merger by the Maryland Department, constitute a valid and binding obligation of the Company and each applicable Company

Subsidiary, enforceable against the Company and each applicable Company Subsidiary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).  True and complete copies of all Board of Directors of the Company (the “Company Board”) resolutions reflecting such actions have been previously provided to Buyer.

Section 3.5                                   No Conflict; Required Filings and Consents.

(a)                                  Except as set forth in Section 3.5 of the Company Disclosure Schedule and except for the Company Stockholder Approval, the execution and delivery of this Agreement and each Ancillary Agreement by the Company and each applicable Company Subsidiary do not, and the performance of this Agreement and each Ancillary Agreement by the Company and each applicable Company Subsidiary will not, (A) conflict with or violate any provision of the Company Charter or Company By-laws or any equivalent organizational documents of any Company Subsidiary (including, but not limited to, the Company Operating Partnership Agreement), (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired and the Company Stockholder Approval has been obtained, conflict with or violate in any material respect any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (C) require any consent or approval of any third party under, result in any breach of or any loss of any material benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under or give rise to a right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any loan or credit agreement or note, except for the Triggered Loans (as defined below in this Section 3.5(a)) or any material bond, mortgage, indenture, lease or other material agreement, license, Company Permit or instrument applicable to the Company or any of the Company Subsidiaries.  For purposes of this Agreement, the term “Triggered Loans”  means the loans identified as “Triggered Loans” in Section 3.5 of the Company Disclosure Schedule.

(b)                                 Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement and each Ancillary Agreement by the Company and each applicable Company Subsidiary does not, and the performance of this Agreement and each Ancillary Agreement by the Company and each applicable Company Subsidiary will not, require any material consent, approval, authorization or order of, or filing with or notification to, any Governmental Entity except for:  (A) the filing with the SEC of (1) (a) if required by the rules and regulations of the SEC, a proxy or information statement in preliminary and definitive form relating to the Company Stockholders’ Meeting held in connection with the Merger or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Ancillary Agreements and the transactions contemplated hereby or thereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the

Maryland Department; (C) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary of State; (D) such filings and approvals as may be required by any applicable Takeover Statute or Environmental Laws; and (E) the filing, if applicable, of a pre-merger notification and report by the Company under the HSR Act, and the expiration or termination of the applicable waiting period thereunder.

Section 3.6                                   Permits; Compliance With Law.  Each of the Company and each Company Subsidiary is in possession of all licenses, permits, certificates and approvals of any Governmental Entity necessary for the Company and each Company Subsidiary to conduct its respective businesses (the “Company Permits”), and in compliance in all material respects with the terms of the Company Permits.  Except as disclosed in the Company SEC Filings, the businesses of the Company and the Company Subsidiaries are being conducted in compliance in all material respects with all applicable Laws.

Section 3.7                                   SEC Filings; Financial Statements.

(a)                                  The Company has timely filed all registration statements, prospectuses, reports, definitive proxy statements, schedules and exhibits required to be filed by the Company under the Securities Act or the Exchange Act, as the case may be, since January 1, 2001 (collectively, the “Company SEC Filings”).  Section 3.7 of the Company Disclosure Schedule contains a complete list of all of the Company SEC Filings.  Each Company SEC Filing (A) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and (B) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superceded by later Company SEC Filings filed and publicly available prior to the date of this Agreement.  As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.  There has been no violation asserted in writing by any Governmental Entity with respect to any of the Company SEC Filings that has not been resolved.

(b)                                 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Rule 10-01 of Regulation S-X of the SEC), and each fairly presented in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein.  The books of account and other financial records of the Company are accurately reflected in all material respects in the financial statements included in the Company SEC filings.

(c)                                  Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2002 included in the Company Form 10-K for the year ended December 31, 2002, including the notes thereto (the “Company Balance Sheet”), there are no liabilities of the Company or any consolidated Company Subsidiary (whether accrued, absolute, contingent or determined), except for liabilities incurred in the ordinary course of business since December 31, 2002 that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger or (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement.

(d)                                 The Company has previously provided or made available to Buyer a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

Section 3.8                                   Disclosure Documents.

(a)                                  The Proxy Statement and any Other Filings required to be filed by the Company with the SEC in connection with the Merger (collectively, the “Company Disclosure Document”) and any amendments or supplements thereto will comply as to form in all material respects with the applicable requirements of applicable federal securities laws.

(b)                                 The Proxy Statement, as amended or supplemented, if applicable, will not, at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (B) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  At the time of the filing of any Company Disclosure Document (other than the Proxy Statement) filed after the date of this Agreement, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in Section 3.8(a) and this Section 3.8(b) will not apply to statements or omissions included in the Proxy Statement or any other Company Disclosure Document based upon information relating to Buyer and furnished in writing to the Company by Buyer specifically for use therein.

Section 3.9                                   Absence of Certain Changes or Events.  (a)  Since December 31, 2002, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.9 of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted its business in the ordinary course and, since such date, there has not been (A) any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by the Company.

(b)                                 Since December 31, 2002, except as disclosed in Section 3.9(b) of the Company Disclosure Schedule or specifically contemplated by, or as otherwise disclosed in, this

Agreement, there has not been an action or event that would require the consent of Buyer pursuant to Section 5.1 of this Agreement if such action or event occurred during the period specified in Section 5.1 of this Agreement.

Section 3.10                            Employee Benefit Plans.

(a)                                  Section 3.10 of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were within the past six (6) years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”).  Neither the Company, nor to the Knowledge of the Company, any other Person, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)                                 With respect to each Company Benefit Plan, the Company has delivered or made available to Buyer true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if such annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan and (G) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(c)                                  Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement.  With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company

Benefit Plans, ERISA, the Code or any other applicable Law.  Except as disclosed on Section 3.10 of the Company Disclosure Schedule, all Company Benefit Plans are fully paid up or fully funded, or adequate provision for all liabilities or obligations of the Company or any Company Subsidiary in respect of, or relating to, any period or portion thereof, ending on or before the date hereof have been made in the financial statements of the Company.

(d)                                 Except as disclosed on Section 3.10 of the Company Disclosure Schedule:  (A) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) there has been no prohibited transaction (and there will be none as a result of the transaction contemplated hereby) (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Subtitle B of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (G) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (H) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (I) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (J) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (L) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

(e)                                  Except as set forth on Section 3.10 of the Company Disclosure Schedule, no amount that will be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan will be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  Set forth in Section 3.10 of the Company Disclosure Schedule is (A) the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement or any Ancillary Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect that could constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and (B) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.

(f)                                    Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits.  No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.  The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar applicable state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(g)                                 Except as set forth in Section 3.10 of the Company Disclosure Schedule, with respect to employee benefit plans, programs and other arrangements providing incentive compensation or other benefits similar to those provided under any Company Benefit Plan to any employee or former employee or dependent thereof, which plan, program or arrangement is subject to the laws of any jurisdiction outside of the United States (“Foreign Plans”): (A) the Foreign Plans have been maintained in all material respects in accordance with all applicable requirements and all applicable Laws, (B) if intended to qualify for special tax treatment, the Foreign Plans meet all requirements for such treatment, (C) if intended to be funded and/or book-reserved, the Foreign Plans are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (D) no material liability exists or reasonably could be imposed upon the assets of the Company or any Company Subsidiary by reason of such Foreign Plans.

Section 3.11                            Labor and Other Employment Matters.

(a)                                  Each of the Company and each Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and wages and hours.  None of the Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(b)                                 The Company has identified in Section 3.11(b) of the Company Disclosure Schedule and has made available to Buyer true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary, (B) all severance programs and policies of the Company and each Company Subsidiary with or relating to its employees and (C) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions.  Except as set forth in Section 3.11 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.  Section 3.11 of the Company Disclosure Schedule sets forth the amounts payable to the executives listed therein, as a result of the transactions contemplated by this Agreement, any Ancillary Agreement, and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Company Disclosure Schedule and the assumptions stated therein.

(c)                                  There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

(d)                                 Neither the Company nor any Company Subsidiary is involved in, or to the Knowledge of the Company, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving any of the employees of the Company or any Company Subsidiary.

(e)                                  Neither the Company nor any Company Subsidiary is currently involved in or in the past three years has had any activity or proceedings by a labor union or representative thereof to organize any of its employees, and no such activity or proceeding is, or in the past three years, has been, threatened against the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary is subject to any pending, or to the Knowledge of the Company, threatened complaints or investigations, and, except as set forth on Section 3.11 of the Company Disclosure Schedule, has had no complaints or investigations in the past three years involving the Company or any Company Subsidiary by any Person responsible for the investigation and enforcement of any Law respecting labor employment and employment practices, discrimination, terms and conditions of employment or wages and hours.

Section 3.12                            Affiliate Transactions.  Except as permitted by this Agreement, as disclosed in the Company SEC Filings or as disclosed in Section 3.12 of the Company Disclosure Schedule, from December 31, 2002 through the date of this Agreement there have been no material agreements, arrangements or contracts entered into by the Company or any of the Company Subsidiaries, on the one hand, and any officers, directors or affiliates (other than wholly-owned Subsidiaries) of the Company or any Company Subsidiary, on the other hand.

Section 3.13                            Contracts.

(a)                                  Except as disclosed in Section 3.13 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to or bound by, or has any of their properties or assets bound by, any contract which, as of the date hereof:

(i)                                     is filed or required to be filed as an exhibit to the Company SEC Filings pursuant to Item 601(b)(10) of Regulation S-K unless such contract by its terms is terminable within 30 days (without penalty or additional payment) of this Agreement;

(ii)                                  may result in total payments by the Company or any Company Subsidiary in excess of $200,000 other than the leases reflected on Section 3.19 of the Company Disclosure Schedule, unless such contract by its terms is terminable within 30 days (without penalty or additional payment) of this Agreement;

(iii)                               contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, other than the leases reflected on Section 3.19 of the Company Disclosure Schedule;

(iv)                              is a loan or credit agreement, note, bond, mortgage, indenture, concession or any other similar type of contract, agreement, instrument, arrangement or understanding, including without limitation, pursuant to which any Indebtedness (as defined below) of the Company or any of the Company Subsidiaries is outstanding or may be incurred other than Indebtedness in a principal amount less than $200,000.  For purposes of this Section 3.13, “Indebtedness” shall mean (1) indebtedness for borrowed money, whether secured or unsecured, (2) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (3) capitalized lease obligations, (4) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (5) guarantees of any such indebtedness of any other Person;

(v)                                 is an agreement relating to the management of any Company Real Property by any Person other than the Company or a Company Subsidiary;

(vi)                              is an agreement pursuant to which the Company or any Company Subsidiary manages or provides services with respect to any real properties other than Company Real Property;

(vii)                           is an agreement relating to the development or construction of, or additions or expansions to, any Company Real Property (or any properties with respect to which the Company has executed as of the date hereof a purchase agreement or other similar agreement) which is currently in effect and under which the Company or any of the Company Subsidiaries currently has, or expects to incur, an obligation in excess of $200,000 (true, correct and complete copies of such agreements have previously been delivered or made available to Buyer);

(viii)                        is an agreement, currently in effect, providing for the sale of, or option to sell, any Company Real Property (each such agreement, a “Pending Transaction Agreement”); or

(ix)                                is an agreement, currently in effect, providing for the purchase of, or option to purchase, by the Company or any Company Subsidiary, any real estate.

(b)                                 Each contract described in Section 3.13(a) above is referred to herein as a “Company Material Contract.”  Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and in full force and effect, and the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract.  To the Knowledge of the Company, each Company Material Contract is a legal, valid and binding obligation of each other party thereto and each other party thereto has in all material respects performed all obligations required to be performed by it to the date hereof under such Company Material Contract.  Except as set forth in Section 3.13 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has waived any material rights under any Company Material Contract.

(c)                                  None of the Company or any Company Subsidiary has received notice of any material violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

(d)                                 A complete and accurate copy of each Company Material Contract has been previously provided or made available to Buyer.

Section 3.14                            Litigation.  Except as set forth in Section 3.14 of the Company Disclosure Schedule, there is (A) no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any Company Subsidiary and (B) no outstanding judgment, injunction, decree or arbitration ruling, award or order of any Governmental Entity against the Company or any Company Subsidiary of which the Company has Knowledge or which would, individually or in the aggregate, reasonably be expected to (1) have a Company Material Adverse Effect, (2) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following their consummation, including, without limitation, the Merger or (3) materially adversely affect the rights of Buyer to own its or the Company’s or any Company Subsidiary’s assets and to operate its or the Company’s or any Company Subsidiary’s business.  Except as set forth on Schedule 3.14 to the Company Disclosure Schedule, no claim has been made under any directors’ and officers’ liability insurance policy maintained at any time by Company or any of the Company Subsidiaries.

Section 3.15                            Environmental Matters.  To the Company’s Knowledge, and except as disclosed in Section 3.15 to the Company Disclosure Schedule:

(a)                                  The Company and each Company Subsidiary (A) is in compliance in all material respects with all applicable Environmental Laws, (B) holds or has applied for all Environmental Permits required pursuant to Environmental Laws to conduct their current operations and (C) is in compliance in all material respects with their respective Environmental Permits.

(b)                                 Neither the Company nor any Company Subsidiary has received any written notice, demand, request for information or claim (A) alleging that the Company or any Company Subsidiary is in violation of any Environmental Law, or (B) regarding the presence of Hazardous Materials, or (C) that any Company Real Property is currently subject to any orders, decrees, injunctions or other proceedings or requirements imposed by any Governmental Entity or Person pursuant to any Environmental Law.

(c)                                  Neither the Company nor any Company Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order arising under Environmental Laws, requiring the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and no litigation or other proceeding is pending or threatened in writing with respect thereto, (B) has assumed the indemnification of any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law, or (C) filed any notice under any Law indicating past or present treatment, storage or disposal of any Hazardous Material on the Company Real Property or in to the indoor or outdoor environment of the Company Real Property.

(d)                                 None of the real property owned or leased by the Company or any Company Subsidiary is listed or formally proposed for listing on the “National Priorities List” or any similar state or foreign list of sites requiring investigation or cleanup.

The Company has delivered or made available to Buyer a true and complete copy of the most current environmental reports and Environmental Permits, if any, with respect to the Company Real Property that are in its possession as of the date hereof, and such environmental reports and environmental permits are listed on Section 3.15 of the Company Disclosure Schedule (the “Company Environmental Reports/Permits”).  The Company Environmental Reports/Permits constitute the most current environmental reports and Environmental Permits (including without limitation all final versions of environmental investigations and testing and/or analysis made by or on behalf of Company or any of the Company Subsidiaries) with respect to the Company Real Property that are in the possession of Company or any Company Subsidiary as of the date hereof.

Section 3.16                            Intellectual Property.  The Company and the Company Subsidiaries own or have the defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property currently used in the operation of the businesses of each of the Company and/or one or more Company Subsidiaries (“Material Intellectual Property”).  Except as set forth in Section 3.16 of the Company Disclosure Schedule: (A) to the Company’s Knowledge, no written claim of invalidity or conflicting ownership rights with respect to any Material Intellectual Property has been made by a third party and no such Material Intellectual Property is the subject of any pending or, to the Company’s Knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no Person has given written notice to the Company or any Company Subsidiary that the use of any Material Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution or publishing of any process, machine, manufacture or product related to any Material Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (D) to the Company’s Knowledge, there exists no prior act or current conduct or use by the Company, any Company Subsidiary or any third party that would void or invalidate any Material Intellectual Property; and (E) the execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Material Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Intellectual Property or impair in any material respect the right of the Surviving Entity to make, use, sell, license or dispose of, or to bring any action for the infringement of any Material Intellectual Property.  In addition, the matters disclosed on Section 3.16 of the Company Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.17                            Taxes.  Except as set forth in Section 3.17 of the Company Disclosure Schedule,

(a)                                  The Company Operating Partnership and their Subsidiaries have properly completed and filed on a timely basis and in correct form all Tax Returns required to be filed by the Company, the Company Operating Partnership and their Subsidiaries (each such entity, a “Taxpayer”) on or prior to the date hereof.  All such Tax Returns are true, correct and complete in all material respects.  An extension of time within which to file any Tax Return that has not been filed has not been requested or granted.  All Taxes of any Taxpayer due and payable have been timely paid or are being contested in good faith.  The unpaid Taxes of all of the Taxpayers as of December 31, 2002 do not exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the Company Balance Sheet.  All unpaid Taxes of all of the Taxpayers that have accrued since December 31, 2002 have been adequately provided for on the books and records of the Taxpayers.

(b)                                 No material issues have been raised (and are currently pending) in writing by any taxing authority in connection with any Tax Return of any Taxpayer.  No waivers of statutes of limitation with respect to any material Tax Returns of any Taxpayer have been given by or requested from the applicable Taxpayer.  All deficiencies asserted or assessments made as a result of any examinations have been fully paid or are being contested and an adequate reserve therefor has been established and is fully reflected on the books and records of all of the Taxpayers.  No Taxpayer has received written notice from any governmental agency in the past five (5) years in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction.

(c)                                  There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of any Taxpayer.

(d)                                 No Taxpayer is a party to or bound by (nor will any such Taxpayer become a party to or bound by) any tax-indemnity, tax-sharing or tax-allocation agreement.  No Taxpayer is bound under any agreement with any holder of Company OP Units that provide any tax protections, including any agreements that would restrict any Taxpayer’s ability to sell properties or to repay or refinance any debt.  As of the date hereof, no limited partner of the Company Operating Partnership has raised, or to the Knowledge of the Company threatened to raise, a material claim against the Company or the Company Operating Partnership for any breach of any tax protection agreement or any similar arrangement.

(e)                                  None of the assets of any Taxpayer is property required to be treated as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code.  None of the assets of any Taxpayer directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.  None of the assets of any Taxpayer is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f)                                    Neither the Company nor any predecessors of the Company by merger or consolidation has within the past three years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(g)                                 Commencing with its taxable year ended December 31, 1994 through its taxable year ended December 31, 2002, the Company has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years.  From January 1, 2003 until the date hereof the Company has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such period.  The Company has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the Internal Revenue Service to its status as REIT, and no such challenge is pending or, to the Company’s Knowledge, threatened.  Each Company Subsidiary, including the Company Operating Partnership, which files tax returns as a partnership for federal income tax purposes has since its acquisition by the Company been classified for federal income Tax purposes as a partnership (or a disregarded entity) and not as a corporation or an association or “publicly traded partnership” within the meaning of Section 7704(a) of the Code that is treated as a corporation for federal income tax purposes under Section 7704(a) of the Code.  Each other Company Subsidiary has been and continues to be treated as a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code or as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code for federal and state income Tax purposes.  Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under Notice 88-19 or the Treasury Regulations promulgated under Code Section 337.

(h)                                 Since its formation, the Company has not incurred and does not expect to incur through the Closing Date any liability for Taxes under Section 857(b), 860(c) or 4981 of the Code.

Section 3.18                            Properties.

(a)                                  Section 3.18 of the Company Disclosure Schedule sets forth:

(i)                                     all real properties (indicating the name of the owner and the address or location of the property) owned by the Company or the Company Subsidiaries (the “Company Owned Property”) as of the date hereof, which are all of the real properties owned by them;

(ii)                                  all real properties (indicating the name of the lessee and lessor and the address or location of the property) leased or operated by the Company or the Company Subsidiaries as lessee (the “Company Leased Property”) as of the date hereof, which are all of the real properties so leased or operated by them.  The Company Owned Property and the Company Leased Property are referred to herein collectively as the “Company Real Property;” and

(iii)                               any Company Real Property which is under development as of the date of this Agreement and a description of the status of such development as of the date hereof.

The Company or the Company Subsidiaries own fee simple title to the Company Owned Property and a valid leasehold interest in the Company Leased Property.  Except for (1) debt and other matters identified in Section 3.18 of the Company Disclosure Schedule, (2) inchoate liens imposed for construction work in progress, provided the same do not adversely affect the property on which such construction work is being performed, (3) leases, reciprocal easement agreements and other matters disclosed on the Company Title Insurance Policies or otherwise set forth on Section 3.18 of the Company Disclosure Schedule (collectively, the “Disclosed Title Matters”) (excluding outstanding indebtedness listed in Section 3.18 of the Company Disclosure Schedule) and (4) real estate Taxes and special assessments which are not yet due and payable, and (5) those Company Real Property Encumbrances which, individually or in the aggregate, do not detract in any material respect from the value of any Company Real

Property or impose any material restriction or limitation on the Company’s current use of any Company Real Property, each Company Owned Property is owned and each Company Leased Property is leased free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively “Company Real Property Encumbrances”).  The Company Real Property is not subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”), except for (i) the Disclosed Title Matters, (ii) Property Restrictions imposed or promulgated by Law with respect to real property with which the Company Real Property complies or for which non-compliance, individually or in the aggregate, would not be reasonably expected to result in a Company Material Adverse Effect, (iii) leases and license agreements on the Tenant Rent Roll, reciprocal easement agreements and matters disclosed in the Disclosed Title Matters, and (iv) real estate Taxes and special assessments which are not yet due and payable and are identified in the Disclosed Title Matters.

(b)                                 Section 3.18 of the Company Disclosure Schedule lists each title insurance policy (collectively, the “Company Title Insurance Policies”) issued by the respective title insurance company to the Company or a Company Subsidiary insuring the Company’s or a Company Subsidiary’s fee simple title or leasehold estate, as the case may be.  As of the date hereof, such policies are in full force and effect and, except as set forth in Section 3.18 of the Company Disclosure Schedule, no claim has been made against any such policy.  A true and correct copy of each of the Company Title Insurance Policies together with copies of the Company Real Property Encumbrances and Property Restrictions shown as exceptions thereon or otherwise set forth on Section 3.18 of the Company Disclosure Schedule have previously been delivered or made available to Buyer.  Except for liens, assessments or other encumbrances which, individually or in the aggregate, are immaterial or are set forth in Section 3.18 of the Disclosure Schedule, there are no liens for unpaid water and sewer service charges, mechanics’, workmen’s, repairmen’s or materialmen’s liens, brokers’ liens or assessments for street or other improvements or for any other service or labor or any other encumbrances which could give rise to a Company Real Property Encumbrance or Property Restriction since the effective date of each Company Title Insurance Policy

(c)                                  Except as listed on Section 3.18 of the Company Disclosure Schedule, to the Knowledge of the Company there are no (i) certificates, permits or licenses from any Governmental Entity having jurisdiction over any Company Real Property or (ii) agreements, easements or other rights which are necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Real Property or to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any Company Real Property that have not been obtained, performed or paid for and are not in full force and effect.  Except as listed on Section 3.18 of the Company Disclosure Schedule, all work to be performed, payments to be made and financial undertakings required to be taken by the Company or the Company Subsidiaries prior to the date hereof pursuant to any agreement entered into in connection with a site approval, zoning reclassification or other similar action relating to a Company Real Property has been paid or undertaken, as the case may be.

(d)                                 Except as listed in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any written notice of any violation of any federal, state or municipal Law, ordinance, order, regulation or requirement affecting any portion of any Company Real Property issued by any Governmental Entity or any party entitled to enforce a covenant, condition or restriction affecting any of the Company Real Property that has not otherwise been resolved.  Except as listed in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Entity with jurisdiction over the Company or any such Company Subsidiary to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any material portion of any Company Real Property or (ii) any zoning, building or similar Law or order is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Real Property or by the continued maintenance, operation or use of the parking areas.

(e)                                  The improvements at the Company Properties are in good condition and repair, ordinary wear and tear excepted, and have not suffered any casualty or other material damage which has not been repaired in all material respects.

(f)                                    Except as listed in Section 3.18(f) of the Company Disclosure Schedule, (i) the Company Real Property is in compliance in all material respects with all applicable Laws; (ii) all costs and expenses of any labor, materials, supplies and equipment used in the construction of any improvements on the Company Real Property have been paid in full; (iii) all liquid and solid waste disposal, septic and sewer systems located on the Company Real Property are in good condition and repair; subject to ordinary wear and tear, and in compliance in all material respects with all applicable Laws; (iv) the Company Real Property has all necessary legal access to water, gas and electrical supply and other required public utilities, fire and police protection, parking and means of direct access between the Company Real Property and public streets over recognized curb cuts or easements; and (v) neither the Company nor any Company Subsidiary has granted to any person any right or option to acquire any Company Real Property or any interest relating thereto, or a right of first offer or right of first refusal to do so, or a right to receive any profit participation or other interest with respect to the Company Real Property or any portion thereof.

(g)                                 All material personal property owned by the Company or a Company Subsidiary or used in connection with the use or operation of the Company Real Property is set forth in Section 3.18(g) of the Company Disclosure Schedule, and the Company or a Company Subsidiary has good and marketable title to such personal property, free and clear of all liens, except for liens that are immaterial or relate to debt or the other matters identified in Section 3.18(g) of the Company Disclosure Schedule.

Section 3.19                            Leases.

(a)                                  Section 3.19 of the Company Disclosure Schedule is a rent roll for all of the Company Real Property as of June 30, 2003 (the “Tenant Rent Roll”) and, except as disclosed in Section 3.19 of the Company Disclosure Schedule and for discrepancies that could not adversely affect the relevant property, the information set forth in the Tenant Rent Roll is correct and complete in all material respects as of the date thereof.   All existing Company Leases are set forth on the Tenant Rent Roll. There are no other leases, tenancies or rights of occupancy affecting all or any portion of the Company Real Property except as set forth on the

Tenant Rent Roll.  The Tenant Rent Roll sets forth all security deposits held by or on behalf of the Company or any Company Subsidiary under all Company Leases, and the Company has held all such security deposits in accordance with Law and the terms of the applicable Company Leases.

(b)                                 Except as provided in Section 3.19 of the Company Disclosure Schedule, (i) neither the Company nor a Company Subsidiary, on the one hand, nor, to the Knowledge of the Company, any other party, on the other hand, is in material default under any lease of the Company Real Property (the “Company Leases”) or any lease of the Company Leased Property; and (ii) neither Company nor any of the Company Subsidiaries has received any written notice from any tenant of any intention to vacate.  Except as provided in the Tenant Rent Roll, neither Company nor any of the Company Subsidiaries has collected payment of rent (other than security deposits) accruing for a period which is more than one month beyond the date of collection.

(c)                                  The Company has previously delivered or made available to Buyer a true and correct copy of all Company Leases and of all guaranties of payment of rent or performance of other tenant obligations.

(d)                                 Except as described on Section 3.19 of the Company Disclosure Schedule, no lessee under any of the Company Leases has asserted any claim of which Company or any of the Company Subsidiaries has received written notice which would materially affect the collection of rent from such tenant and neither the Company nor any of the Company Subsidiaries has received written notice of any default or breach on the part of the Company or any of the Company Subsidiaries under any of the Company Leases with such a tenant or with respect to the Company Leased Property which has not been cured.

(e)                                  Section 3.19 of the Company Disclosure Schedule sets forth a complete and correct list as of June 30, 2003, of all written commitments made by Company or any of the Company Subsidiaries to lease any of the Company Real Property which has not yet been reduced to a written lease, and provides with respect to each such commitment the principal terms of such commitment, including, if applicable, (i) the space to be occupied, (ii) the name of the tenant, (iii) the length of the original term thereof and any right or option to renew or extend the lease term, (iv) the monthly minimum rental, (v) rental escalations, (vi) the terms with respect to percentage rent or other overage rent, (vii) any provisions for tenant allowances and (viii) the right of any third-party broker to any outstanding brokerage or other commission incident thereto.  The Company has delivered or made available to Buyer a complete and correct copy of all commitments.

(f)                                    Any leases (including leases for Company Leased Property) pursuant to which Company or any Company Subsidiary, as lessee, leases real or personal property are in good standing, valid and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing default or any event which with notice or lapse of time or both would constitute such a default, nor do any of such leases contain any provision which would preclude Buyer from occupying and using the leased premises for the same purposes and upon substantially the same rental and other terms as are applicable to the occupation and use by Company and the Company Subsidiaries.

(g)                                 Except as set forth on Section 3.19 of the Company Disclosure Schedule, (i) no tenant under any of the Company Leases has a right to acquire any interest in Company Real Property; (ii) the Company has completed all construction, repairs and improvements which in excess of $100,000 in any one instance, or in excess of $500,000 in the aggregate, it is required to make under any Company Leases; (iii) no tenant under a Company Lease has a right of set-off or claim or counterclaim against the landlord arising out of the Company Lease; (iv) no tenant under a Company Lease has a right to relocate the premises in the center in which such tenant occupies space; (v) no tenant under a Company Lease has a right to lease any additional space; (vi)  no tenant under a Company Lease has a right to be the exclusive seller or provider of products or services in a center in which such tenant occupies space; (vii) no tenant under a Company Lease has any “co-tenancy right”, e.g., a right to terminate the lease, reduce the rent, reduce store hours or “go dark” based upon the actions or inactions of another tenant; (viii) no Company Leases provide for free rent periods or other rent concessions applicable to any period of time after the date hereof; (ix) no tenant under a Company Lease is permitted to handle, store or dispose of Hazardous Materials in violation of Environmental Laws; (x) no tenant under any Company Lease has a right to cancel or terminate such Company Lease prior to the end of the current term; (xi) neither the Company nor any Company Subsidiary has received written notice of any insolvency or bankruptcy proceeding involving any tenant under any Company Lease; (xii) to the Knowledge of the Company, the Company and each Company Subsidiary has kept, observed and performed all of the material obligations to be performed on a timely basis by the Company or such Company Subsidiary as landlord under the Company Leases and as lessee under any lease for Company Leased Property; (xiii) none of the rents reserved in the Company Leases have been assigned other than to a lender in connection with a loan secured by the applicable Company Real Property; (xiv) the premises demised under the Company Leases have been completed and the tenants under the Company Leases have accepted the same and have taken possession on a rent paying basis, (xv) all payments due under the Company Leases are current and are consistent with the Tenant Rent Roll; (xvi) (x) the use and operation of all improvements, (y) the access of the Company Real Property and (z) the improvements to all utilities for the Company Real Properties are in compliance with all Company Leases; and (xvii) no Company Lease contains a “most favored nation” provision or other similar provision which limits the amount of rent, common area maintenance charges or other amounts payable by the tenant thereunder by reference to the rent, common area maintenance charges or other amounts payable by one or more tenants under other Company Leases.

(h)                                 Except as described in Section 3.19 of the Company Disclosure Schedule, no brokerage or leasing commission or other compensation will be due or payable to any Person other than the Company or a Company Subsidiary with respect to or on account of any of the Company Leases or any extensions or renewals thereof.

(i)                                     All individual repair or maintenance work orders for individual tenants required under written agreements made by the Company with any tenant and all tenant improvement costs in connection with the Company Leases are set forth in Section 3.19 of the Company Disclosure Schedule.

Section 3.20                            Insurance.  Each of the Company and the Company Subsidiaries maintains insurance coverage with reputable insurers, or maintains self-insurance practices (all of which self-insurance practices are set forth in detail in Section 3.20 of the Company

Disclosure Schedule), in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance).  Neither the Company nor any of the Company Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any Company Subsidiary.  Each insurance policy that currently insures the business, property, operations, employees or officers of the Company or any Company Subsidiary is in full force and effect and the premiums due thereunder have been paid as they became due and payable.  The Company has delivered or made available to Buyer complete and correct copies of all insurance policies of the Company and the Company Subsidiaries.

Section 3.21                            Opinion of Financial Advisor.  The special committee of the Board of Directors of the Company has received the written opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., an affiliate of Houlihan Lokey Howard & Zukin Capital (the “Special Committee Financial Advisor”), as of the date of such opinion, to the effect that, based on, and subject to the various assumptions and qualifications set forth in such opinion, the Merger Consideration to be received by the holders of each of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock pursuant to this Agreement is fair from a financial point of view to such holders.  The Company has been authorized by the Special Committee Financial Advisor to permit, subject to prior review and consent by the Special Committee Financial Advisor, the inclusion of the entirety of such fairness opinion (or a reference thereto) in the Proxy Statement.

Section 3.22                            Vote Required.  The affirmative vote of the holders of two-thirds of the issued and outstanding shares of (i) Company Common Stock (ii) Company Series A Preferred Stock and (iii) Company Series B Preferred Stock, in each case voting as a separate class, are the only votes of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger provided, however, that if the Company Charter Amendment is approved then the vote required in respect of the Company Common Stock shall be the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock (collectively, the “Company Stockholder Approval”).  The affirmative votes of the holders of a majority of the issued and outstanding shares of Company Common Stock are the only votes of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Company Charter Amendment.

Section 3.23                            Brokers.  No broker, finder or investment banker (other than the Special Committee Financial Advisor and Granite Partners, L.L.C.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.  The Company has heretofore made available to Buyer a true and complete copy of all agreements between the Company and the Special Committee Financial Advisor and between the Company and Granite Partners, L.L.C., pursuant to which either firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

Section 3.24                            Takeover Provisions Inapplicable.  The Company has taken all action necessary, if any, to exempt the Merger, this Agreement and the other transactions contemplated hereby from the restrictions of subtitles 6 and 7 of Title 3 of the MGCL (the “Takeover Statute”).  The Company does not have a stockholder rights plan in effect.

Section 3.25                            Hart-Scott-Rodino Antitrust Improvements Act of 1976.  For purposes of determining compliance with the HSR Act, the Company confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its stockholders.

Section 3.26                            No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, none of the Company, the Company Subsidiaries or any other Person makes any other express or implied representation or warranty on behalf of the Company or any Company Subsidiary or any of their affiliates, and for the avoidance of doubt, none of the Company, the Company Subsidiaries or any of their affiliates makes any express or implied representation or warranty with respect to information contained in the confidential information delivered to Buyer or their representatives, including any projections set forth therein, or any projections otherwise provided to Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedule delivered by Buyer to the Company prior to the execution of this Agreement (the “Buyer Disclosure Schedule”), which shall identify exceptions by specific Section references, Buyer hereby represents and warrants to the Company as follows:

Section 4.1                                   Organization and Qualification; Subsidiaries.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority and all necessary governmental approvals and licenses to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to have such approvals or licenses, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.  Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.  Buyer has made available to the Company complete and correct copies of its certificate of formation (the “Buyer Certificate of Formation”) and operating agreement of Buyer (“Buyer Operating Agreement”) each as in effect on the date hereof.  Buyer is not in violation of any of the provisions of the Buyer Certificate of Formation or the Buyer Operating Agreement.  Buyer has no subsidiaries.

Section 4.2                                   Authority.  Buyer has all necessary organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it.  The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by Buyer and the consummation by Buyer, of the transactions contemplated hereby and thereby, have been duly authorized by all necessary organizational action, and no other organizational proceedings on the part of Buyer and no other member votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby, subject, with respect to consummation of the Merger, to the acceptance for record of the Certificate of Merger by the Delaware Secretary of State..  This Agreement and each Ancillary Agreement to which Buyer is a party have been validly executed and delivered by Buyer, and, subject to the acceptance for record of the Certificate of Merger by the Delaware Secretary of State constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3                                   No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery of this Agreement and each Ancillary Agreement to which Buyer is a party do not, and the performance thereof by Buyer will not, (A) conflict with or violate any provision of the Buyer Certificate of Formation or Buyer Operating Agreement, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected or (C) require any consent or approval of any third party under, result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to a right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults, rights, liens or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement and each Ancillary Agreement to which Buyer is a party do not, and the performance hereof and thereof by Buyer will not, require any consent, approval, authorization or order of, or filing with or notification to, any Governmental Entity, except (A) under the Exchange Act, foreign or supranational antitrust and competition laws, filing and recordation of the Certificate of Merger as required by the LLC Act and the Articles of Merger as required by the MGCL and as otherwise set forth in Section 4.3(b) of the Buyer Disclosure Schedule and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4                                   Litigation.  As of the date hereof, (A) there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened in writing against or affecting Buyer and (B) Buyer is not subject to any outstanding judgment, injunction, decree or any arbitration ruling, award or order of any Governmental Entity which, in the case of (A) or

(B), would, individually or in the aggregate, reasonably be expected to (i) cause any of the transactions contemplated by the Agreement or the Ancillary Agreements to be rescinded following their consummation, including, without limitation, the Merger or (ii) prevent or materially delay Buyer’s ability to perform its obligations hereunder or under any of the Ancillary Agreements or consummate any of the transactions contemplated hereby or thereby, including the Merger.

Section 4.5                                   Absence of Certain Changes or Events.  Since the date of formation of Buyer, except as specifically contemplated by, or as disclosed in, this Agreement or in Section 4.5 of the Buyer Disclosure Schedule, there has not been (A) any Buyer Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, or (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by Buyer.

Section 4.6                                   Ownership of Buyer; No Prior Activities.

(a)                                  Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)                                 All of the equity interests of Buyer are owned directly or indirectly by those persons set forth in Section 4.6 of the Buyer Disclosure Schedule.  There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Buyer is a party of any character relating to the equity interests in, Buyer or obligating Buyer to grant, issue or sell any equity interests in Buyer, by sale, lease, license or otherwise.  There are no obligations, contingent or otherwise, of Buyer to repurchase, redeem or otherwise acquire any equity interests of Buyer.

(c)                                  Except for obligations or liabilities incurred in connection with its formation or organization and the transactions contemplated by this Agreement or any Ancillary Agreement, Buyer has not and will not have incurred prior to the Effective Time, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.7                                   Sufficient Funds.  Buyer has sufficient cash available at the Effective Time to consummate the transactions contemplated by this Agreement, including, without limitation, payment of the aggregate Merger Consideration pursuant to Section 1.3.

ARTICLE V
COVENANTS

Section 5.1                                   Conduct of Business by the Company Pending the Closing.  The Company agrees that, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Buyer shall otherwise agree in writing, the Company will, and will cause each Company Subsidiary to, (A) conduct its operations only in the ordinary and usual course of business, (B) to the extent consistent with the foregoing clause (A) use efforts in accordance with Section 5.8(a) to preserve intact its current business organization, goodwill and ongoing businesses, (C) preserve intact the Company’s status as a REIT within the meaning of the Code (D) comply in all material respect with all applicable Laws, and (E) maintain insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries.  Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any Company Subsidiary to, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Buyer:

(a)                                  amend or otherwise change the Company Charter or the Company By-laws or equivalent organizational documents of any Company Subsidiary, except for the Company Charter Amendment and as otherwise contemplated by this Agreement;

(b)                                 (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms or (B), sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any property or assets (including any Intellectual Property and any Company Real Property) of the Company or any Company Subsidiary, except pursuant to any of the Pending Transaction Agreements or the sale or purchase of goods (which shall specifically exclude any Intellectual Property and any Company Real Property) in the ordinary course of business consistent with past practice, or enter into any commitment to do so, other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary;

(c)                                  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock, provided, that the Company may make dividend payments it is required to make by the Code in order to maintain REIT status and those that are sufficient to eliminate any federal Tax liability;

(d)                                 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(e)                                  reclassify, combine, split, subdivide or redeem (except for the redemption of Company OP Units for shares of Company Common Stock in accordance with their terms), purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities except with respect to any of the foregoing (1) in connection with the use of Company Common Stock or Company OP Units to pay the exercise price or Tax withholding obligation upon the exercise of a Company Option as presently permitted under the Company Option Plans, or (2) in connection with the conversion or redemption of Company Series B Preferred Stock or Company OP Units;

(f)                                    (A) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of assets (other than real property and interests in real property) in the ordinary course of business consistent with past practice, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract (including any Pending Transaction Agreement), (D) make or authorize any capital expenditure in excess of the Company’s budget listed in Section 5.1(f) of the Company Disclosure Schedule, (E) enter into or amend any contract, agreement, commitment or arrangement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 3.13 of the Company Disclosure Schedule, or (F) execute any new lease or modify, renew, amend or extend any existing Company Lease.

(g)                                 except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.11(b) of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of officers and employees of the Company or any Company Subsidiary which are not across-the-board increases); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; or (D) create or increase the benefits payable or accruing under any Company Benefit Plan;

(h)                                 (A) pre-pay any long-term debt, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(i)                                     make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

(j)                                     settle or compromise any material litigation or waive, release or assign any material rights or claims;

(k)                                  make any material Tax election (unless the Company reasonably determines, after prior consultation with Buyer, that such action is (a) required by Law or the Company Operating Partnership Agreement; (b) necessary or appropriate to preserve the Company’s status as a REIT or the partnership status of the Company Operating Partnership or any other Company Subsidiary which files Tax Returns as a partnership for federal tax purposes; or (c) commercially reasonable in the context of the Company’s business and relates to a change in Law in 2001 or thereafter); provided, that, subject to Section 5.1(h), nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code (with the prior written consent) of Buyer, which consent will not be unreasonably withheld) or electing to treat any entity as a “taxable REIT subsidiary” (within the meaning of Section 856(i) of the Code); or settle or compromise any material liability for Taxes;

(l)                                     modify, amend or terminate any material confidentiality or standstill agreement to which the Company is a party or waive, release or assign any material rights or claims thereunder;

(m)                               write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, except as required by and in accordance with GAAP consistently applied;

(n)                                 take any action to exempt or make not subject to any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Buyer) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(o)                                 enter into any agreement or arrangement that limits or otherwise restricts the Company or any of the Company Subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Buyer or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(p)                                 take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied except, in every case, as may be required by applicable Law;

(q)                                 modify, renew, amend or extend the lease for the Company’s principal executive offices located at 100 East Pratt Street, Baltimore, Maryland; or

(r)                                    authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2                                   Conduct of Business by Buyer Pending the Closing.  Except as set forth in Section 5.2(a) of the Buyer Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Buyer shall not (unless required by applicable Law or any stock exchange regulations applicable to Buyer), during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

(i)                                     take any action that is intended or could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied, except, in every case, as may be required by applicable Law; or

(ii)                                  authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.3                                   Cooperation.  The Company and Buyer shall coordinate and cooperate in connection with (A) the preparation of the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 5.4                                   Proxy Statement.

(a)                                  As promptly as practicable after the execution of this Agreement, Buyer and the Company shall cooperate in the preparation and the Company shall file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”).  Each of Buyer and the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC.  Each of Buyer and the Company will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings.  Each of Buyer and the Company shall furnish all information concerning it and the holders of its capital stock or other equity interests as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings.  The Proxy Statement shall (subject to the last sentence of Section 5.7(c) hereof) include the recommendation of the Company Board that the Company Board has determined that the Merger Consideration to be received by the Company’s stockholders is fair, from a financial point of view, to the Company’s stockholders.  The Company agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable.

(b)                                 Subject to the last sentence of Section 5.7(c) hereof, no amendment or supplement to the Proxy Statement or any Other Filings will be made by Buyer or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed).  The Company will advise Buyer, promptly after it receives notice thereof, of the time when the Proxy Statement and any supplement or amendment to the Proxy Statement has been filed, and of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.  The Company will use its reasonable best efforts to cause the definitive Proxy Statement and all required amendments and supplements thereto to be mailed to its stockholders as promptly as practicable after the date hereof.

(c)                                  If at any time prior to the Effective Time, any event or circumstance relating to Buyer, or Buyer’s officers or managers, should be discovered by Buyer which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, Buyer shall promptly inform the Company.  Any documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and other applicable Law.

(d)                                 If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, the Company shall promptly inform Buyer.  All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and other applicable Law.

Section 5.5                                   Stockholders’ Meeting.  The Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its best efforts to hold the Company Stockholders’ Meeting and to obtain the requisite vote on the transactions contemplated hereby of the Company’s stockholders as soon as practicable after the date on which the definitive Proxy Statement is mailed to its stockholders.  Without limiting the foregoing, the Company may cause the Company Stockholders’ Meeting to be adjourned from time to time in accordance with the Company By-laws.

Section 5.6                                   Access to Information; Confidentiality.

(a)                                  From the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors and agents and other representatives (collectively, the “Company Representatives”) to (A) provide to Buyer and Buyer’s officers, managers, employees, accountants, consultants, legal counsel, lenders, advisors, agents and other representatives (collectively, “Buyer Representatives”) reasonable access during normal business hours upon reasonable advance notice to the Company Real Properties and the officers, employees, agents, properties, including the Company Real Properties; offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish reasonably promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as Buyer or Buyer Representatives may reasonably request.  No investigation conducted pursuant to this Section 5.6(a) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

(b)                                 With respect to the information disclosed pursuant to Section 5.6(a), Buyer shall comply with, and shall cause Buyer Representatives to comply with, all of their respective obligations under the confidentiality agreement previously executed by the Company and the Lightstone Group, LLC (the “Confidentiality Agreement”).

(c)                                  Notwithstanding anything else in this Agreement or the Confidentiality Agreement, any information relating to “tax structure” or “tax treatment” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby shall not be confidential and may be disclosed by any party hereto without limitation of any kind.  This provision is intended to cause the transactions contemplated hereby not to be offered under “conditions of confidentiality” for purposes of Treasury Regulation Section 1.6011-4(b)(3) and shall be construed consistently with such purpose.

Section 5.7                                   No Solicitation of Transactions.

(a)                                  Except as expressly provided by Section 5.1, none of the Company or any Company Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the Exercise Date, the Company Board determines in good faith, after consultation with outside counsel, that it otherwise likely would be inconsistent with its duties under Maryland Law, the Company may, in response to a Superior Proposal and subject to the Company’s compliance with Section 5.5 and Section 5.7(b), (x) furnish information with respect to the Company and the Company Subsidiaries to the Person, or its representatives, making such

Superior Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are not materially more favorable to the other party to such confidentiality agreement than those in place with Buyer and (y) participate in discussions and negotiations, directly or indirectly through such third party’s representatives, with respect to such Superior Proposal.  Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

(b)                                 The Company shall, as promptly as practicable (and in no event later than five (5) Business Days after receipt thereof), advise Buyer of any inquiry received by any officer or director of the Company or, to the Knowledge of the Company, any Company Representative, relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the Person making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Buyer a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing, and shall keep Buyer fully informed on a prompt basis with respect to any developments with respect to the foregoing.

(c)                                  Except as set forth in the next sentence, neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer the approval or recommendation by the Company Board or such committee of the adoption and approval of the Merger (the “Company Recommendation”) and the matters to be considered at the Company Stockholders’ Meeting, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (except for a confidentiality agreement with a third party that has made a Superior Proposal as permitted by Section 5.7(a)).  Nothing contained in this Section 5.7 shall prohibit the Company (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y) in the event that a Superior Proposal is made and the Company Board determines in good faith, after consultation with outside counsel, that it otherwise likely would be inconsistent with its duties under Maryland law, from (1) withdrawing or modifying its recommendation of the Merger no earlier than seven (7) Business Days following the day of delivery of written notice to Buyer of its intention to do so or (2) at any time after such seven (7) Business Day period referred to in clause (y) (1) of this sentence, terminating this Agreement pursuant to Section 7.1(f) and entering into an agreement with respect to the Superior Proposal; provided, that the Company shall, concurrently with entering into such an agreement, pay or cause to be paid to Buyer the Termination Fee (as defined in Section 7.2(e)), so long as the Company has otherwise complied with the provisions of Sections 5.7(a) and (b).  Notwithstanding the foregoing, in the event the Company Board or any committee thereof, after having declared the Merger advisable, withdraws or modifies such declaration or its recommendation of the approval of the Merger, or recommends that the stockholders reject the Merger, unless this Agreement has been terminated pursuant to the provisions of Article VII hereof, the Company shall nevertheless call and hold the Company

Stockholders’ Meeting and submit the Merger to the stockholders of the Company for their approval as provided in Section 3-105(d) of the MGCL.

Section 5.8                                   Appropriate Action; Consents; Filings.

(a)                                  The Company and Buyer shall use their commercially reasonable efforts to (A) perform or comply with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by the Company or Buyer, as the case may be, on or prior to the Effective Time, (B)take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (C) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer or the Company or any of their respective subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (D) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (y) the Exchange Act and any other applicable federal or state securities Laws and (z) any other applicable Law; provided, that the Company and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith, provided, however, that nothing in this Section 5.8(a) shall require the Company or Buyer to agree to (i) the imposition of conditions, (ii) the requirement of divestiture of assets or property or (iii) the requirement of expenditure of money by the Company or Buyer to a third party in exchange for any such consent.  The Company and Buyer shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.

(b)                                 The Company and Buyer shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, efforts in accordance with Section 5.8(a) to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or Buyer Material Adverse Effect from occurring prior to or after the Effective Time or (D) otherwise referenced in Section 6.1(c) or Section 6.2(d).

(c)                                  From the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, the Company and Buyer each shall promptly notify the other party in writing of any pending or, to the Knowledge of the Company or Buyer, as the case may be, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (A) challenging or seeking material damages in connection with the

Merger or the conversion of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock into the right to receive Merger Consideration pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Buyer to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

Section 5.9                                   Comfort Letter.  The Company shall use efforts in accordance with Section 5.8(a) to cause to be delivered to Buyer a comfort letter from its independent public accountants, dated a date within two (2) Business Days before the Effective Time, in form and substance reasonably satisfactory to Buyer and customary in scope and substance for comfort letters delivered by independent public accountants.

Section 5.10                            Certain Notices.

(a)                                  From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, the Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further, however, that such notification required pursuant to clause (i) above shall be required promptly after the party becomes aware of such untruth or inaccuracy.

(b)                                 From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, the Company shall give prompt written notice to Buyer of any material matters involving or affecting the Company or any of the Company Subsidiaries, including, without limitation: (i) any action, suit, arbitration or other proceeding or investigation that is asserted or instituted against the Company or any Company Subsidiary, and (ii) any action that is set forth on Schedule 5.1 of the Company Disclosure Schedule and that is taken by the Company without the consent of Buyer.

(c)                                  From and after the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, the Company shall promptly deliver to Buyer copies of monthly, quarterly and annual financial statements that are prepared by or on behalf of the Company in the ordinary course of business consistent with past practices.

Section 5.11                            Public Announcements.  The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.

Section 5.12                            Employee Benefit Matters.

(a)                                  Upon and after the Effective Time, the Surviving Entity (or its successors or assigns) shall assume the Company’s obligations under any and all employment contracts and agreements and the Long-Term Incentive Plan.

(b)                                 Upon and after the Effective Time, the Surviving Entity (or its successors or assigns) shall become an adopting employer of the Company Employee Benefit Plans and shall otherwise continue in effect the Company Employee Benefit Plans and provide benefits to the employees of the Company that are substantially similar in all material respects, on a plan-by-plan basis, to the Company Employee Benefit Plans in which such employees participated prior to the Closing Date.  With respect to any such plan which is an “employee benefit plan” as defined in Section 3(3) of ERISA and any other service based benefits (including vacations) in which the employees of the Company may participate, solely for purposes of determining eligibility to participate, vesting and entitlement to benefits but not for purposes of accrual of benefits (except in the case of accrued vacation, sick or personal time), service with the Company or any Company Subsidiary shall be treated as service with the Surviving Entity.  Without limiting the foregoing, the Surviving Entity shall not treat any Company employee as a “new” employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plan, and will make appropriate arrangements with its insurance carrier(s), to the extent applicable, to ensure such result.

Section 5.13                            Indemnification of Directors and Officers.

(a)                                  The organizational documents of the Surviving Entity shall contain the provisions with respect to indemnification set forth in the Company Charter and Company By-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company or the Company Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law.

(b)                                 The Company and, from and after the Effective Time, the Surviving Entity shall indemnify, defend and hold harmless the present and former officers and directors of the Company or any Company Subsidiary (collectively, the “Indemnified Parties”) against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Entity (which approval shall not unreasonably be withheld), or otherwise incurred in connection with any claim, action, suit, proceeding or investigation (a “Claim”), based in whole or in part by reason of the fact that such person is or was a director or officer of the Company and arising out of actions, events or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under the Laws of the State of Maryland (“Maryland Law”) (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Maryland Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 2-418(f) of Maryland Law).

(c)                                  Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party after the Effective Time (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain the Company’s regularly engaged independent legal counsel or other independent legal counsel satisfactory to them, provided that such other counsel shall be reasonably acceptable to the Surviving Entity, (ii) the Surviving Entity shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Entity will use its reasonable commercial efforts to assist in the vigorous defense of any such matter, provided, that the Surviving Entity shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld.  Any Indemnified Party wishing to claim indemnification under this Section 5.13 upon learning of any such Claim shall notify the Surviving Entity (although the failure so to notify the Surviving Entity shall not relieve the Surviving Entity from any liability which the Surviving Entity may have under this Section 5.13, except to the extent such failure materially prejudices the Surviving Entity’s position with respect to such claim).  The Indemnified Parties as a group may retain no more than one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), an actual conflict between the interests of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties.

(d)                                 For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect liability insurance policies for directors and officers on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts (“D&O Insurance”), to the extent that such D&O Insurance can be maintained annually at a cost to the Surviving Entity not greater than one hundred and fifty percent (150%) of the annual premium for the Company directors’ and officers’ liability insurance as of the Closing Date; provided that if such insurance cannot be so maintained or obtained at such annualized costs, the Surviving Entity shall maintain or obtain as much of such insurance on an annual basis as can be so maintained or obtained at a cost equal to one hundred and fifty percent (150%) of the annual premium for the Company directors’ and officers’ liability insurance as of the Closing Date.  At the Effective Time, the Surviving Entity shall purchase D&O Insurance, on the terms and subject to the limitations decribed in the foregoing sentence, for the period beginning on the Closing Date and ending on the first anniversary thereof.

(e)                                  Each Indemnified Party shall have rights as a third party beneficiary under this Section 5.13 as separate contractual rights for his or her benefit and such right shall be enforceable by such Indemnified Party, its heirs and personal representatives and shall be binding on the Surviving Entity and its successors and assigns.  If requested by an Indemnified Party, the Surviving Entity shall enter into an indemnity agreement with such Indemnified Party evidencing the Surviving Entity’s obligations under this Section 5.13.

(f)                                    In the event any claim is made against any Indemnified Party that is covered or potentially covered by D&O Insurance, the Surviving Entity shall not take any action or fail to take any action that would forfeit, jeopardize, restrict or limit the insurance coverage available for such claim until the final disposition thereof.  The provisions of this Section 5.13(f) (i) shall survive the closing of the Merger, are intended to benefit the Company, the Surviving Entity and each Indemnified Party (each of whom and their heirs and legal representatives shall be entitled to enforce this Section 5.13(f) against the Surviving Entity), and the Surviving Entity shall pay all reasonable legal fees and disbursements (if any) incurred by or on behalf of any such person in successfully enforcing its rights under this Section 5.13 and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.14                            Tax Matters.

(a)                                  All tax-sharing agreements or similar agreements with respect to or involving the Company, the Company Operating Partnership or any of their subsidiaries set forth in Section 5.14 of the Company Disclosure Schedule shall be terminated prior to the Closing Date, and, after the Closing Date, no such entity shall be bound thereby or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(b)                                 From and after the date hereof through the Effective Time, the Company shall use efforts in accordance with Section 5.8(a) to maintain its qualification as a REIT.

(c)                                  The applicable parties shall file all forms required by Section 1060 of the Code (and any applicable State or local equivalent).

(d)                                 Buyer and the Company agree to allocate the consideration paid for the purchased assets (i.e., the purchase price plus any debt assumed by Buyer) as detailed in Section 5.14 of the Buyer’s Disclosure Schedule for all purposes.

Section 5.15                            Resignations.  On the Closing Date, the Company shall cause the directors and officers of each of the Company Subsidiaries to submit their resignations from such positions, effective as of the Effective Time, as requested by Buyer.

Section 5.16                            Amendment to Company Operating Partnership Agreement.  Subject to the approval of the Amendment and Restatement of the Company Operating Partnership Agreement by the requisite vote of holders of Company OP Units, concurrently with the Effective Time, the Company, as the general partner of the Company Operating Partnership, shall use efforts in accordance with Section 5.8(a) to cause the Company Operating Partnership Agreement to be amended and restated substantially in the form set forth on Exhibit C hereto (the “Amendment and Restatement of the Company Operating Partnership Agreement”).  Buyer agrees that at the Effective Time, it shall execute the Amendment and Restatement of the Company Operating Partnership Agreement as the General Partner succeeding to the rights, interests and obligations of the Company.

Section 5.17                            Estoppel Certificates.  To assist Buyer in connection with (a) its efforts to secure financing for the transactions contemplated hereby and (b) the operations of the Surviving Entity after the Closing Date, the Company agrees to use efforts in accordance with Section 5.8(a) to procure estoppel certificates from certain major tenants as reasonably requested by Buyer in writing (which writing shall identify the specific tenants).  For the avoidance of doubt, Buyer acknowledges and agrees that Buyer’s obligation to effect the Merger and the transactions contemplated herein are not subject to the procurement of any estoppel certificates contemplated by this Section 5.17.

Section 5.18                            Company Charter Amendment.  The Company shall use efforts in accordance with Section 5.8(a) to cause an amendment to the Company Charter substantially in the form set forth on Exhibit D hereto (the “Company Charter Amendment”) to be approved by the holders of a majority of the issued and outstanding Company Common Stock at the Company Stockholders’ Meeting.

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.1                                   Conditions to Obligations of Each Party.  The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a)                                  Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

(b)                                 No Order.  No Governmental Entity of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

(c)                                  Filings, Consents and Approvals.  All filings, consents, approvals and authorizations of any Governmental Entity identified in Section 3.5 or Section 4.3 or as identified in the related sections of the Company Disclosure Schedule or the Buyer Disclosure Schedule shall have been made or obtained, except where the failure to so make or obtain such filings, consents, approvals or authorizations would not cause a Company Material Adverse Effect or a Buyer Material Adverse Effect and could not be reasonably expected to subject the parties hereto or their respective directors, officers, members, agents or advisors to the risk of criminal liability.

Section 6.2                                   Additional Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction or waiver at or prior to the Effective Time of the following additional conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement, without giving any effect to any materiality qualifications or references to materiality therein, shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except as otherwise contemplated or permitted by this Agreement and except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).  Buyer shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company on behalf of the Company to that effect.  The conditions contained in this Section 6.2(a) shall be deemed satisfied notwithstanding any failure of a representation or warranty of the Company to be true and correct as of the date hereof and as of the Effective Time, without giving any effect to any materiality qualifications or references to materiality therein, if the aggregate amount of Buyer Economic Losses does not exceed $4,500,000.

(b)                                 Agreements and Covenants.  The Company shall have performed or complied in all respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time.  Buyer shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company on behalf of the Company to that effect.  The condition contained in this Section 6.2(b) shall be deemed satisfied notwithstanding any failure of the Company to perform or comply in all respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time if the aggregate amount of Buyer Economic Losses does not exceed $4,500.000.

(c)                                  Tax Opinion.  Buyer shall have received a tax opinion of Winston & Strawn in form and substance substantially similar to the form of opinion attached hereto as Exhibit E-1 which tax opinion shall be based upon an officer’s certificate of an officer of Prime Retail in form and substance substantially similar to the form of officer’s certificate attached to the tax opinion that is attached hereto as Exhibit E-1.

(d)                                 Consents and Approvals.  All consents, approvals and authorizations identified in Section 6.2 of the Company Disclosure Schedule shall have been obtained.

(e)                                  Comfort Letter.  Buyer shall have received from Ernst & Young LLP the comfort letter described in, and at the time specified, in Section 5.9.

(f)                                    Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(g)                                 Dissenting Shares.  Buyer shall have received evidence, in form and substance reasonably satisfactory to Buyer, that the number of Dissenting Shares shall constitute no more than 3% of the total number of shares of Company Stock outstanding immediately prior to the Effective Time.

(h)                                 Termination of Certain Agreements.  All outstanding options granted pursuant to the Company Stock Option Plans shall have been cancelled in the manner contemplated by Section 1.7(a) hereof and all outstanding Warrants shall have been either cancelled or adequate provision made therefor in the manner contemplated by Section 1.7(b) hereof.

(i)                                     Amendment and Restatement of the Company Partnership Operating Agreement.  The Amendment and Restatement of the Company Partnership Operating Agreement shall have been approved by the requisite vote of holders of Company OP Units.

(j)                                     Corporate Legal Opinion.  Buyer shall have received an opinion of Winston & Strawn in form and substance substantially similar to the form of opinion attached hereto as Exhibit E-2.

Section 6.3                                   Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction or waiver at or prior to the Effective Time of following additional conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties of Buyer contained in this Agreement and each Ancillary Agreement, without giving any effect to any materiality qualifications or references to materiality therein, shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except as otherwise contemplated or permitted by this Agreement and except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).  The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Buyer to that effect.  The conditions contained in this Section 6.3(a) shall be deemed satisfied notwithstanding any failure of a representation or warranty of Buyer to be true and correct as of the date hereof and as of the Effective Time, without giving any effect to any materiality qualifications or references to materiality therein, if the aggregate amount of Company Economic Losses does not exceed $4,500,000.

(b)                                 Agreements and Covenants.  Buyer shall have performed or complied in all respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time.  The Company shall have received a certificate of the Chief Executive Officer, Chief Financial Officer or Managing Member, as the case may be, of Buyer to that effect.  The conditions contained in this Section 6.3(b) shall be deemed satisfied notwithstanding any failure of the Buyer to perform or comply in all respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time if (i) Buyer shall have paid the Merger Consideration to the Paying Agent as and when due following the satisfaction or waiver of all of the conditions to the Buyer’s obligation to effect the Merger and the other transactions contemplated herein and (ii) the aggregate amount of Company Economic Losses does not exceed $4,500,000.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                   Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)                                  By mutual written consent of Buyer, on the one hand, and the Company, on the other hand;

(b)                                 By either the Company by written notice to Buyer, on the one hand, or Buyer, by written notice to the Company, on the other hand, if the Merger shall not have been consummated prior to January 11, 2004 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party or parties whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(c)                                  By either the Company by written notice to Buyer, on the one hand, or Buyer, by written notice to the Company, on the other hand, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8);

(d)                                 By either the Company by written notice to Buyer, on the one hand, or Buyer by written notice to the Company, on the other hand, if the approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; provided that if the Company has failed to fulfill its obligation to call and conduct the meeting of its stockholders under Section 5.5, Company shall not have a right to terminate this Agreement under this Section 7.1(d);

(e)                                  By Buyer by written notice to the Company if (A) the Company Board shall have withdrawn, or adversely modified, or after receipt by the Company of an Acquisition Proposal (and to the extent such proposal is public) failed upon Buyer’s request to reconfirm its recommendation of the Merger or this Agreement within ten (10) Business Days after its receipt of Buyer’s request (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into a confidentiality agreement or discussions or negotiations with such Person as permitted by, or without violating, this Agreement, or the disclosure of such facts (if required by law or otherwise permitted by this Agreement) shall not be deemed in and of itself a withdrawal or adverse modification of such recommendations); (B) the Company Board shall have recommended to the stockholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal; (C) a tender offer or exchange offer that, if successful, would result in any Person or group becoming a beneficial owner of 10% or more of the outstanding shares of Company Stock is commenced (other than by Buyer or any of its affiliates) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or (D) any Person (other than Buyer or any of its affiliates) or group becomes the beneficial owner of 10% or more of the outstanding shares of Company Stock;

(f)                                    By the Company by written notice to Buyer, if prior to the adoption of this Agreement and the Merger by the stockholders of the Company, concurrently with, or promptly after, termination of this Agreement pursuant to this Section 7.1(f), the Company enters into an agreement with respect to a Superior Proposal; provided, that this Agreement may not be so terminated under this Section 7.1(f) unless (A) the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action likely would be inconsistent with its duties under Maryland Law, (B) not fewer than five (5) Business Days prior to taking such action, Buyer is notified of the Company Board’s intention to take such action, (C) the Company Board determines in good faith after consultation with outside counsel and the Company’s financial advisor, that such Acquisition Proposal continues to be a Superior Proposal after (1) taking into account any proposed amendment of the terms of the Merger by Buyer and (2) negotiating in good faith with Buyer concerning any such new proposal by Buyer prior to the expiration of such three (3) Business Day period, (D) the Company has complied with the notice provisions of Section 5.7(b) and (c) and (E) the Company pays or causes to be paid the Termination Fee pursuant to Section 7.2(e);

(g)                                 By Buyer by written notice to the Company (A) if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within ten (10) days after written notice thereof or if (B)(1) there shall be breached in any material respect any covenant or agreement on the part of the Company set forth in this Agreement or any Ancillary Agreement such that the conditions set forth in Section 6.2(b) would be incapable of being satisfied by the Outside Date (or as otherwise extended), or (2) (i) any representation or warranty of the Company set forth in this Agreement or any Ancillary Agreement shall not be true and correct (without giving any effect to any materiality qualifications or references to materiality therein) in each case as of the date of determination (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date) such that the conditions set forth in Section 6.2(a) would be incapable of being satisfied by the Outside Date (or as otherwise extended) and (ii) such breach or misrepresentation is not cured within ten (10) days after written notice thereof; or

(h)                                 By the Company by written notice to Buyer, if (1) Buyer has breached in any material respect any covenant or agreement on its part set forth in this Agreement or any Ancillary Agreement, or (2) (i) any representation or warranty of Buyer set forth in this Agreement or any Ancillary Agreement shall not be true and correct (without giving any effect to any materiality qualifications or references to materiality therein) in each case as of the date of determination (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date) such that the conditions set forth in Section 6.3(a) would be incapable of being satisfied by the Outside Date (or as otherwise extended) and (ii) such breach or misrepresentation is not cured within ten (10) days after written notice thereof.

Section 7.2                                   Effect of Termination.

(a)                                  Limitation on Liability.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or the Company or any of their respective Subsidiaries, officers or directors except (x) with respect to Section 5.6, Section 5.11, this Section 7.2 and Article VIII and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

(b)                                 Buyer Expenses.  The parties hereto agree that if this Agreement is terminated (i) pursuant to Section 7.1(d) or Section 7.1(g)(A), then the Company shall pay to Buyer an amount equal to the sum of the Buyer’s Expenses up to an amount equal to $3.5 million, or (ii) pursuant to Section 7.1(e), Section 7.1(f) or Section 7.1(g)(B), then the Company shall pay to Buyer an amount equal to the sum of Buyer’s Expenses up to an amount equal to $1.5 million (collectively the “Buyer Expenses”).

(c)                                  Company Liquidated Damages.  The parties hereto agree that if this Agreement is terminated pursuant to Section 7.1(h), then Buyer shall pay to the Company as liquidated damages an amount equal to (i) $6 million prior to the Exercise Date, or (ii) $8 million on and after the Exercise Date.  If this Agreement is terminated pursuant to Section 7.1(h), as partial payment of the liquidated damages owed to the Company pursuant to this Section 7.2(c) the Deposit shall be paid to the Company.  The payment of the foregoing amount shall be compensation and liquidated damages for the loss suffered by the Company as a result of the failure of the Merger or any other transaction contemplated hereby to be consummated and any agreement or covenant to be performed, including the transaction contemplated by, and the agreement contained in, Section 8.14 hereof, and to avoid the difficulty of determining damages under the circumstances and neither Buyer nor Lightstone shall have any liability whatsoever to the Company other than the payment of such liquidated damages pursuant to this Section 7.2(c).

(d)                                 Payment of Expenses or Liquidated Damages.  Payment of Expenses pursuant to Section 7.2(b) or liquidated damages pursuant to Section 7.2(c) shall be made not later than two (2) Business Days after delivery to the other party of notice of demand for payment and, in the case of Expenses, either a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment) or, to the extent certain expenses cannot reasonably be documented, a certification as to the amount of such expenses that cannot reasonably be documented signed by a duly authorized officer or representative of such applicable party.

(e)                                  Termination Fee.  In addition to any payment required by the foregoing provisions of this Section 7.2, in the event that (A) this Agreement is terminated pursuant to Section 7.1(e), Section 7.1(f) or Section 7.1(g)(B), then the Company shall pay to Buyer immediately prior to such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Buyer, a termination fee of $4.5 million, and (B) this Agreement is terminated pursuant to Section 7.1(d), and an Acquisition Proposal has been publicly announced and not expressly and publicly withdrawn prior to the Company Stockholders’ Meeting, then the Company shall pay Buyer, no later than two (2) Business Days after the earlier to occur of (x) the date of entrance by the Company or any Company Subsidiary into an agreement concerning a transaction that constitutes an Acquisition Proposal or (y) the date any Person or Persons (other than Buyer) purchases all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, or a majority or more of the Equity Interests of the Company, provided that the date of such purchase is within twelve (12) months of such termination of this Agreement (provided further that the entering of any definitive agreement referred to in clauses (x) and (y) of this sentence is entered into by the Company or any Company Subsidiary, or if there is no such agreement with respect to a purchase contemplated by clause (y), any tender, exchange or other offer or arrangement for the

Company’s voting securities is first publicly announced, within six (6) months of such termination of this Agreement), a termination fee of $4.5 million (such amounts described in clauses (A) and (B) above are defined as the “Termination Fee”). The payment of the Termination Fee shall be compensation and liquidated damages for the loss suffered by Buyer as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances, and the Company shall have no other liability to Buyer in addition to payment of the Termination Fee except for payment of Buyer Expenses pursuant to Section 7.2(b), which shall be paid to Buyer in addition to the Termination Fee.

(f)                                    All Payments.  All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

(g)                                 Escrow for Termination Fee and Buyer Expenses.  The Company and Buyer shall have caused their respective affiliates to have executed and delivered to each other that certain attached hereto as Exhibit F (the “Side Letter to Cinema Reserve Agreement”) side letter to that certain Cinema Reserve Agreement dated as of December 6, 2002, pursuant to which, among other things, the Company agrees that the Cinema Reserve (as defined therein) may, under the terms and conditions described therein, be released to Buyer to satisfy, in part, the Company’s obligations under Section 7.2(b) and 7.2(e) hereof.

Section 7.3                                   Amendment.  This Agreement may be amended by the parties hereto at any time prior to or after approval of this Agreement and the Merger by the stockholders of the Company, but, after any such approval, no amendment to this Agreement shall be made which by applicable law requires the approval of the stockholders of the Company without such approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto; provided, that, at any time prior to the initial mailing of the Proxy Statement to the Company’s stockholders, the Company may amend this Agreement, without the consent of Buyer, to the extent necessary to modify the allocation of the aggregate Merger Consideration payable pursuant to this Agreement between the classes of the Company Stock (and any such allocation modification shall be reflected in the Proxy Statement before the mailing of the same to the Company’s stockholders) so long as such allocation modification (x) does not increase or decrease the aggregate Merger Consideration payable pursuant to this Agreement, (y) is recommended or approved by the Special Committee Financial Advisor and (z) is authorized by the Company Board (any such modification meeting the requirements of clauses (x), (y) and (z) of this proviso is referred to as an “Allocation Modification”); provided, further, that any Allocation Modification proposed by the Company after the date of the initial mailing of the Proxy Statement noted above shall be subject to the consent of Buyer, which consent shall not be unreasonably withheld.

Section 7.4                                   Waiver.  At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) to the extent permitted by applicable law and subject to Section 7.3, waive compliance by the other parties with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.5                                   Fees and Expenses.  Subject to Section 7.2 hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that if the Merger is consummated, all expenses of the Company and the Company Operating Partnership shall be the obligation of the Surviving Entity.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1                                   Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2                                   Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Buyer, addressed to it at:

Prime Outlets Acquisition Company, LLC

c/o Lightstone Group LLC

326 Third Street

Lakewood, New Jersey 08701

Facsimile Number: (732) 363-7183

with a copy to:

Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

Attn:  Sheldon Chanales, Esq.

Facsimile Number:  (212) 592-1500

If to the Company, addressed to it at:

Prime Retail, Inc.

100 East Pratt Street

19th Floor

Baltimore, Maryland 21202

Attention: Glenn D. Reschke

Facsimile Number:  (410) 234-1701

with a copy to:

Prime Retail, Inc.

100 East Pratt Street

19th Floor

Baltimore, Maryland 21202

Attention: R. Kelvin Antill

Facsimile Number:  (410) 234-1761

Winston & Strawn

35 West Wacker Drive

Chicago, Illinois 60601

Attention: Steven J. Gavin

Facsimile Number:  (312) 558-5700

Section 8.3                                   Certain Definitions.  For purposes of this Agreement, the term:

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person;

“Acquisition Proposal” means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 10% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of the Company or (D) transaction in which any Person shall acquire Beneficial Ownership or the right to acquire Beneficial Ownership or any group shall have been formed which beneficially owns or has the right to acquire Beneficial Ownership of 10% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger).

“Ancillary Agreements” means Deposit Escrow Agreement.

“Assets” shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its subsidiaries.

“Beneficial Ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Bridge JV” means FP Investment LLC, a Delaware limited liability company.

“Business Day” means any day other than a day on which the SEC shall be closed.

“Buyer Economic Losses” shall mean any and all damages, losses, liabilities or expenses suffered by Buyer (net of any and all insurance, tax and other benefits relating to such damages, losses, liabilities or expenses realized by Buyer) as a result of (i) any failure of a representation or warranty of the Company to be true and correct as of the date hereof and as of the Effective Time, without giving effect to any materiality qualifications or references to materiality therein, and (ii) any failure of the Company to perform or comply in all respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time.

“Buyer Material Adverse Effect” means, with respect to Buyer, any change, event or effect that shall have occurred that, when taken together with all other adverse changes, events or effects that have occurred, is or is reasonably likely to be materially adverse to the assets, liabilities, business, financial condition or results of operations of Buyer, not including the effect of general economic changes, changes in securities markets or in the U.S. financial markets generally, changes that affect REITs generally, effects of the public announcement or pendency of the transactions contemplated hereby and changes that generally affect the retail industry or retail real estate properties, in each case that are a principal cause of such change, event or effect.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Economic Losses” shall mean any and all damages, losses, liabilities or expenses suffered by the Company and the Company Subsidiaries, taken as a whole, (net of any and all insurance, tax and other benefits relating to such damages, losses, liabilities or expenses realized by the Company) as a result of (i) any failure of a representation or warranty of Buyer to be true and correct as of the date hereof and as of the Effective Time, without giving effect to any materiality qualifications or references to materiality therein, and (ii) any failure of the Buyer to perform or comply in all respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time.

“Company Employee Benefit Plan” means each “employee benefit plan,” as such term is defined in section 3(3) of ERISA, that provides welfare, retirement or deferred compensation benefits, and each bonus, incentive compensation, profit sharing, deferred compensation, severance, change of control (including the Prime Retail, Inc. and Prime Retail, L.P. 2002-2003 Change of Control Protection Program), retention, performance, holiday pay, vacation pay, fringe benefit, or other employee benefit plan, program, agreement, arrangement or policy that provides benefits or compensation in respect to any employee of the Company or a Company Subsidiary.

“Company Material Adverse Effect” means, with respect to the Company:  (a) any change, event or effect that shall have occurred that, when taken together with all other adverse changes, events or effects that have occurred, is or is reasonably likely to be materially adverse to the assets, liabilities, business, financial condition or results of operations of the

Company and the Company Subsidiaries, taken as a whole, not including the effect of general economic changes, changes in securities markets or in the U.S. financial markets generally, changes that affect REITs generally, effects of the public announcement or pendency of the transactions contemplated hereby and changes that generally affect the retail industry or retail real estate properties, in each case that are a principal cause of such change, event or effect, or (b) any change, event or effect that shall have occurred that, when taken together with all other changes, events or effects that have occurred since January 1, 2003, results in, or is reasonably likely to result in, the diminution in the net operating income of the Company by at least 8% from the Baseline Net Operating Income for the twelve month period immediately following the proposed termination of this Agreement by Buyer pursuant to Section 7.2(g)(A).  For purposes of this definition, “Baseline Net Operating Income” shall mean the net operating income of the Company derived from the Tenant Rent Roll (excluding tenants which have filed for bankruptcy as of the date hereof and disclosed in the Company Disclosure Schedules), and, with respect to the joint venture properties included as part of the Tenant Rent Roll, taking into account the distributions to the Company from such joint venture properties based upon the joint venture agreements relating thereto.  It is hereby understood that a Company Material Adverse Effect shall not include the occurrence of (i) any discussions, agreements or understandings by and between the Company and any third party relating to the transfer of any or all of the properties identified in Section 5.1 of the Company Disclosure Schedule in connection with any sale, transfer or giveback of such properties pursuant to the terms contained in Section 5.1 of the Company Disclosure Schedule, (ii) any transfer of any or all of the properties identified in Section 5.1 of the Company Disclosure Schedule pursuant to any discussion, agreement or understanding referred to in clause (i) of this sentence, (iii) any matter referenced in Section 8.3 of the Company Disclosure Schedule or (iv) any change, event or effect that shall have occurred after the tenth Business Day following the satisfaction of the conditions set forth in Article VI hereof other than the condition contained in Section 6.2(f).  It is further understood and agreed that in no event shall the objective standards and quantitative thresholds that define a Company Material Adverse Effect pursuant to clause (b) above been deemed to create or imply the sole threshold test or standard of materiality for determining whether there has occurred a Company Material Adverse Effect pursuant to the definition thereof set forth in clause (a) above.

“Company Operating Partnership” means Prime Retail, L.P., a Delaware limited partnership.

“Company Options” means each option to acquire shares of Company Common Stock granted pursuant to the Company Stock Option Plans.

“Company Stock Option Plans” means the 1994 Stock Incentive Plan, the 1995 Stock Incentive Plan and the 1998 Long-Term Stock Incentive Plan.

“Company Stockholder Approval Date” means the date on which the Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Law” means any applicable statute, ordinance, rule, regulation, permit, authorization, judgment, order, common law duty (including without limitation the common law respecting nuisance), decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial or national, relating to:

(a)                                  emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;

(b)                                 the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances;

(c)                                  storage tanks; or

(d)                                 otherwise relating to the protection of human health or the environment.

“Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law for the current operation of any Company Business.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefore, and any equity equivalents, interests in the ownership or earnings in any entity or other similar rights (including stock appreciation rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated) other than the Company that together with the Company is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusivity Agreement” means that certain Exclusivity Agreement, dated as of March 19, 2003, by and between the Company and the Lightstone Group LLC

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, (i) all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates and (ii) all reasonable internal costs and expenses of a party hereto and its affiliates (including employee bonuses of up to $500,000)) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereto.

“Fixtures and Equipment” shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned or leased by such Person and located in, at or upon the Assets of such Person.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“Group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” or “Hazardous Substances” means (i) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes” and “toxic pollutants” as such terms are defined under the Environmental Laws, (ii) any material regulated as hazardous, extremely or imminently hazardous, dangerous or toxic pursuant to Environmental Law, and (iii) any other substances with respect to investigation, monitoring or remediation is mandatory pursuant to Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all patents, patent applications, copyrightable and copyrighted works, trade secrets, trademarks, trademark registrations and applications, computer programs, databases, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations and all documentation thereof.

“IRS” means the United States Internal Revenue Service.

“Knowledge”, or any similar expression, means (a) with respect to the Company (or any of the Company Subsidiaries), the actual knowledge of the persons set forth on Section 8.3(a) of the Company Disclosure Schedule after due inquiry and (b) with respect to Buyer (and its subsidiaries), the actual knowledge of the persons set forth on Section 8.3(b) of the Buyer Disclosure Schedule after due inquiry.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Long-Term Incentive Plan” means the Prime Retail, Inc. 2002 Long-Term Incentive Plan.

“MegaDeal Loan” means those certain loans evidenced by that certain Amended and Restated Promissory Note dated December 6, 2002 between Coral Isle Factory Shops Limited Partnership, Gulf Coast Factory Shops Limited Partnership, Kansas City Factory Shops Limited Partnership, Ohio Factory Shops Limited Partnership, San Marcos Factory Store, LTD, Triangle Factory Store Limited Partnership, GainesvilIe Factory Shops Limited Partnership, Florida Keys Factory Shops Limited Partnership, The Prime Outlets at Lebanon Limited Partnership, Magnolia Bluff Factory Shops Limited Partnership, Huntley Factory Shops Limited Partnership, Gulfport Factory Shops Limited Partnership and Defeasance Borrowers (solely for purposes joining into Section 4.12), collectively as borrowers, and LaSalle Bank National Association, as Trustee for the Holders of Asset Securitization Corporation Commercial Mortgage Pass-Through Certificates, Series 1996 -MD VI..

“Minimum Net Worth” means, with respect to any Person, the aggregate fair market value of all of the outstanding equity of such Person.

“Other Filings” means all filings made by or required to be made by, the Company or Buyer, as the case may be, with the SEC, other than the Proxy Statement, pursuant to the Merger and the transactions contemplated hereunder and under the Ancillary Agreements.

“Outstanding Common Shares” shall mean the total number of shares of Company Common Stock issued and outstanding as of the Effective Time.

“Outstanding Series A Preferred Shares” shall mean the total number of shares of Company Series A Preferred Stock issued and outstanding as of the Effective Time.

“Outstanding Series B Preferred Shares” shall mean the total number of shares of Company Series B Preferred Stock issued and outstanding as of the Effective Time.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Entity or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Entity or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, any Company Subsidiary or any Company Representatives and which, in the good faith judgment of the Company Board after consulting with the Special Committee Financial Advisor and outside legal counsel and taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the Person making such proposal (A) if accepted, is reasonably capable of being consummated, and (B) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions thereto, whether disputed or not.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Total Transaction Consideration” means the sum of (i) the Merger Consideration, (ii) the Option Cancellation Expense, (iii) the Warrant Cancellation Expense and (iv) the product of (A) the Common Stock Merger Consideration and (B) the total number of Company Common Units issued and outstanding as of the Effective Time (other than Company Common Units held by the Company).

Section 8.4                                   Disclosure.  Any matter disclosed in any section of a party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party’s Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 8.5                                   Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6                                   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7                                   Entire Agreement.  This Agreement (together with the Exhibits, Buyer and Company Disclosure Schedules and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.8                                   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9                                   Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.13, Section 8.13 and Section 8.14, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10                            Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.11                            Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                                  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to laws that may be applicable under conflicts of laws principles except to the extent that the validity and effectiveness of the Merger are required to be governed by the Laws of the State of Maryland.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court, or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or federal court and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c)

Section 8.12                            Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.13                            Guarantee.  The Lightstone Group, LLC (“Lightstone”) hereby guarantees the performance of any and all of Buyer’s obligations under Section 1.10, Section 7.2(c), Section 8.14 and Section 8.15 hereof and under Section 5.1 of the Company Disclosure Schedule.  Lightstone represents to the Company that as of the date of this Agreement and through the earlier of the Closing or the termination of this Agreement for any reason Lightstone has net assets available in an amount not less than Twenty Million Dollars ($20,000,000).  It is understood and agreed to by the Company that Lightstone has no obligation to maintain a minimum amount of net assets except as specifically set forth in the preceding sentence.  It is further understood and agreed to by the Company that nothing in this Section 8.13 shall be deemed to increase the liability of the Buyer or Lightstone specifically set forth in Section 7.2(c).

Section 8.14                            Bridge JV Financing Commitment.  At any time prior to January 1, 2004 (regardless of whether this Agreement has been terminated pursuant to Article VII hereof), Buyer agrees, in connection with the Company’s refinancing of the MegaDeal Loan and upon fifteen (15) days prior written notice from the Company, to provide, or to cause a third party to provide, financing to the Company in connection with its existing investment in the Bridge JV pursuant to the terms listed on Exhibit G hereto.

Section 8.15                            Buyer’s Post-Closing Transactions.  After the Closing Date, Buyer shall (a) not consolidate or merge with or into (whether or not Buyer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the surviving Person is a corporation, limited partnership, limited liability company, or limited liability limited partnership organized or existing under the Laws of the United States, any state thereof or the District of Columbia, and (ii) the surviving Person (if other than Buyer) assumes all of the obligations of Buyer under this Agreement and (b) maintain a Minimum Net Worth of at least $50,000,000; provided, however, it being understood that the limitations set forth in this Section 8.15 shall only apply until the seventh anniversary of the Closing Date.

Section 8.16                            Specific Performance.  The Company hereby agrees that on and after the Exercise Date Buyer shall be entitled to compel the Company to close the transactions contemplated by this Agreement in accordance with the Company’s obligations under this Agreement by enforcing specifically the terms and provisions of this Agreement, such remedy to be in addition to any other remedy to which Buyer is entitled at Law or equity.

[signature page follows]

IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRIME OUTLETS ACQUISITION COMPANY, LLC

		By:	/s/ David Lichtenstein
a duly authorized signatory

PRIME RETAIL, INC.

		By:	/s/ Glenn D. Reschke
a duly authorized signatory

Agreed and Accepted for Purposes of Section 8.13 Hereof Only:

LIGHTSTONE GROUP, LLC

By:	/s/ David Lichtenstein
a duly authorized signatory